SCHEDULE 14C INFORMATION

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Securities Exchange Act of 1934

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Akcea Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

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AKCEA THERAPEUTICS, INC.

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

NOTICE OF

2020 ANNUAL MEETING OF STOCKHOLDERS

AND

INFORMATION STATEMENT

PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934

AND REGULATION 14C PURSUANT THERETO

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholders,

I am pleased to invite you to the 2020 Annual Meeting of Stockholders of Akcea Therapeutics, Inc. (the “Company”) on Monday, April 13, 2020 at 2:00 p.m. Eastern Time. The Annual Meeting will be a virtual meeting, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AKCA2020.

This notice and the accompanying Information Statement is also being furnished to you to provide notice of actions by written consent of the Company’s majority stockholder approving the following resolutions:

1.    Electing the board’s nominees for director, Damien McDevitt, Ph.D., B. Lynne Parshall, J.D., Elaine Hochberg, Joseph Klein, III, Amber Salzman, Ph.D., Sandford D. Smith, Michael J. Yang and Barbara Yanni, to the board of directors to serve until the next annual meeting or, in each case, until her or his successor is duly elected and qualified, or until her or his earlier death, resignation or removal.

2.    Approving an amendment to the Company’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”) to increase the number of shares of common stock of the Company, par value $0.001 (“Common Stock”), available for issuance under the 2015 Plan by 5,000,000 shares, for an aggregate total of 23,500,000 shares authorized thereunder (the “Plan Amendment”).

3.    Ratifying the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020.

The Company obtained approval on March 2, 2020 of the foregoing actions from its majority stockholder, who holds 77,094,682 shares of the Company’s Common Stock, representing approximately 76% of the voting rights of the stockholders entitled to vote on February 28, 2020 (the “Record Date”). Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the foregoing actions will not become effective until our Annual Meeting to be held on April 13, 2020, which date is at least twenty days from the date that the accompanying Information Statement is first made available to our stockholders.

Your vote or consent is not requested or required, and the board of directors is not soliciting your proxy. In compliance with the Delaware General Corporation Code, the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, the written consent of a majority of the outstanding shares of the Company’s Common Stock is sufficient to approve the matters listed above. The accompanying Information Statement is being furnished to you to inform the Company’s stockholders of the matters described herein, in accordance with the requirements of the Exchange Act and Delaware law.

This notice is being mailed on or about March 4, 2020 to stockholders of record at the close of business on the Record Date.

By Order of the Board of Directors,

/s/ Damien McDevitt
Damien McDevitt
Interim Chief Executive Officer

INFORMATION STATEMENT

PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934

AND REGULATION 14C PURSUANT THERETO

AKCEA THERAPEUTICS, INC.

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being made available on or about March 4, 2020 to the holders of record of the outstanding common stock, par value $0.001 (“Common Stock”), of Akcea Therapeutics, Inc. as of the close of business on February 28, 2020 (the “Record Date”). This Information Statement is distributed to (1) invite our stockholders to attend the 2020 Annual Meeting of Stockholders that will be held as a virtual meeting on Monday, April 13, 2020, which will be conducted via a live audio webcast at 2:00 p.m. Eastern Time and (2) inform our stockholders of actions taken without a meeting by the written consent of our majority stockholder. Except as otherwise indicated by the context, references in this Information Statement to the “Company,” “Akcea,” “we,” “us,” or “our” are references to Akcea Therapeutics, Inc.

On December 13, 2019, our board of directors adopted resolutions (1) approving an amendment to the Company’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”) to increase the number of shares of Common Stock available for issuance under the 2015 Plan by 5,000,000 shares, for an aggregate of 23,500,000 shares authorized thereunder (the “Plan Amendment”); and (2) selecting Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. On February 11, 2020, our Nominating, Governance and Review Committee approved and recommended to the board of directors for approval the election of Damien McDevitt, Ph.D., B. Lynne Parshall, J.D., Elaine Hochberg, Joseph Klein, III, Amber Salzman, Ph.D., Sandford D. Smith, Michael J. Yang and Barbara Yanni as directors of the Company. On February 23, 2020, our board of directors adopted resolutions nominating and recommending such individuals as directors of the Company. By written consent in lieu of an annual meeting of stockholders (the “Written Consent”), on March 2, 2020, Ionis Pharmaceuticals, Inc., the holder of approximately 76% of the Company’s outstanding Common Stock (the “Majority Stockholder” or “Ionis”), (a) elected all of the board’s nominees to the board of directors to serve until our 2021 annual meeting of stockholders or, in each case, until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal, (b) approved the Plan Amendment, and (c) ratified the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020 (collectively, the “Stockholder Actions”). A copy of the Written Consent is attached to this Information Statement as Exhibit A. A copy of the 2015 Plan, as amended by the Plan Amendment (the “Amended 2015 Plan”), is attached to this Information Statement as Exhibit B.

No action is required by you. We prepared this Information Statement to inform our stockholders who did not execute the Written Consent of the actions taken, in accordance with the requirements of the United States Securities and Exchange Commission’s rules and regulations and the Delaware General Corporation Law (the “DGCL”). The Stockholder Actions will be deemed effective immediately following our Annual Meeting to be held on April 13, 2020, which date is at least twenty days from the date that the accompanying Information Statement is first made available to our stockholders.

VOTING AND VOTE REQUIRED

Under Section 228 of the Delaware General Corporation Law and the provisions of our Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”) and Amended and Restated Bylaws (our “bylaws”), stockholders of the Company may take action without a meeting upon the written consent of the holders of outstanding shares of voting common stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All corporate approvals required to effectuate the Stockholder Actions have been obtained and we are not seeking a consent, approval, authorization or proxy from our remaining stockholders.

As of the close of business on the Record Date, 101,073,964 shares of the Company’s Common Stock were outstanding. Each holder of our Common Stock on that date was entitled to cast one vote for each share of Common Stock registered in such holder’s name.

The stockholders of the Company do not have dissenter’s rights of appraisal in connection with the matters described in this Information Statement.

The cost of preparing, printing and mailing this Information Statement will be borne by the Company.

NOTICE PURSUANT TO SECTION 228 OF THE DELAWARE GENERAL CORPORATION LAW

We are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228 of the DGCL.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Stockholder Actions.

TRADEMARKS

“Akcea,” the Akcea logo, TEGSEDI, WAYLIVRA and other trademarks or service marks of Akcea Therapeutics, Inc. appearing in this Information Statement are the property of Akcea Therapeutics, Inc. This Information Statement contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this Information Statement may appear without the ® or TM symbols.

AKCEA THERAPEUTICS, INC.

INFORMATION STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THIS INFORMATION STATEMENT

Why did I receive a Notice Regarding the Availability of the Information Statement on the Internet?

We are distributing our Notice of Annual Meeting and Information Statement (the “Notice”) by mail using the Notice and Access procedures established by the United States Securities and Exchange Commission (the “SEC”). The Notice is important because it contains a control number and instructions that will allow you to access our Information Statement through the Internet or to request printed materials. All stockholders will have the ability to access the materials on the website referred to in the Notice or request to receive a printed set of the materials. You can find instructions on how to access the materials over the Internet or to request a printed copy in the Notice.

We intend to mail the Notice on or about March 4, 2020 to all stockholders of record as of the Record Date.

Where and when is the Annual Meeting and how do I attend?

The Annual Meeting will be a virtual meeting on Monday, April 13, 2020, which will be conducted via a live audio webcast at 2:00 p.m. Eastern Time. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AKCA2020. We recommend that you log in a few minutes before the Annual Meeting on April 13, 2020 to ensure you are logged in when the meeting starts. Online check-in will begin at 1:45 p.m. Eastern Time, and you should allow ample time for the check-in procedures.

If you cannot attend, please note that we will make a webcast of the presentation that follows the Annual Meeting available on the day of the meeting and for a limited time following the meeting at http://ir.akceatx.com/media-investors/corporate-governance. Please note that any information that is included on or linked to our website is not part of this Information Statement or any registration statement or report that incorporates this Information Statement by reference.

What items will be voted on at the Annual Meeting?

No items will be voted on by stockholders at the Annual Meeting. As described in this Information Statement, the Majority Stockholder voted in favor of the Stockholder Actions in the Written Consent, which is attached hereto as Exhibit A.

Can I ask questions at the Annual Meeting?

Only stockholders of record as of the Record Date for the Annual Meeting may submit questions or comments.

If you would like to submit a question, you may do so before or during the Annual Meeting. If you would like to submit your question any time before the start of the Annual Meeting, you may log in to www.proxyvote.com and enter your control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.”

Alternatively, you will be able to ask questions by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/AKCA2020 and typing your question in the box in the Annual Meeting portal.

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or Akcea’s business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Akcea management with a representative question read aloud and answered. In addition, questions may be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting.

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page. Technical support will be available starting at 1:30 p.m. Eastern Time on April 13, 2020.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by November 4, 2020, the date one hundred and twenty (120) days prior to the anniversary of the mailing date of this Information Statement, to our Corporate Secretary at 22 Boston Wharf Road, 9th Floor, Boston, MA 02210, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If you wish to submit a proposal or director nomination at the meeting that is not to be included in next year’s proxy materials, you must also do so no later than November 4, 2020. However, if our 2021 Annual Meeting of Stockholders is not held between March 14, 2021 and May 13, 2021, to be timely, notice by the stockholder must be received not later than the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Stockholders should also review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How can I elect to receive materials for future Annual Meetings electronically?

We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of Annual Meeting materials, including:

•	delivering the Information Statement and Annual Report on Form 10-K, and related materials by email to our stockholders;

•	helping the environment by decreasing the use of paper documents;

•	reducing the amount of bulky documents stockholders receive; and

•	reducing our printing and mailing costs associated with more traditional delivery methods.

We encourage you to conserve natural resources and to reduce printing and mailing costs by signing up for electronic delivery of our stockholder communications at www.proxyvote.com.

ELECTION OF DIRECTORS

Information about Our Board of Directors

Our board of directors currently consists of the following eleven members: Damien McDevitt, Ph.D., B. Lynne Parshall, J.D., Edward M. Fitzgerald, Christopher Gabrieli, Elaine Hochberg, Joseph Klein, III, Richard A. Moscicki, M.D., Amber Salzman, Ph.D., Sandford D. Smith, Michael J. Yang and Barbara Yanni. Pursuant to the Written Consent, the Majority Stockholder elected the following eight directors to serve until our 2021 Annual Meeting of Stockholders or, in each case, until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal: Damien McDevitt, Ph.D., B. Lynne Parshall, J.D., Elaine Hochberg, Joseph Klein, III, Amber Salzman, Ph.D., Sandford D. Smith, Michael J. Yang and Barbara Yanni. There will be three vacancies on our board of directors. Each of the directors described below was a member of the board of directors on the date of the Written Consent and each of them has consented to serve as a director.

Information about the 2020 Election of Directors

Our board of directors has nominated Damien McDevitt, Ph.D., B. Lynne Parshall, J.D., Elaine Hochberg, Joseph Klein, III, Amber Salzman, Ph.D., Sandford D. Smith, Michael J. Yang and Barbara Yanni to be elected as directors by the Company’s stockholders.

On March 2, 2020, the Majority Stockholder executed the Written Consent electing the eight directors to serve until our 2021 Annual Meeting of Stockholders or, in each case, until her or his successor is duly elected and qualified, or until her or his earlier death, resignation or removal. The election will become effective on April 13, 2020, the date of the 2020 Annual Meeting. We provide below a short biography for each director elected to our board of directors pursuant to the Written Consent.

Biographies of the Directors Elected

Damien McDevitt, Ph.D., age 53, has served as a member of our board of directors since October 2018. Prior to joining us, from June 2018 to September 2019, Dr. McDevitt was Chief Business Officer of Ionis Pharmaceuticals, Inc. and was a member of Ionis’ executive leadership team, responsible for leading Ionis’ corporate development activities, including corporate communications, business development, competitive intelligence and alliance management. Prior to that, Dr. McDevitt was Senior Vice President, Corporate Development at ACADIA Pharmaceuticals from November 2017 to June 2018. Prior to ACADIA, Dr. McDevitt was at GlaxoSmithKline plc for more than two decades since 1996, where he was instrumental in over 70 global business development transactions involving multiple therapeutic areas, including severe and rare and neuromuscular diseases, among others. He served in various roles with increasing responsibility including Vice President, Head of Business Development for R&D Extended Therapy areas, Head of Worldwide Business Development Asia and head of GSK’s R&D West Coast Innovation Center. Dr. McDevitt received his Ph.D. and B.S. degrees in microbiology from Trinity College Dublin, Ireland. Our board of directors believes Dr. McDevitt is uniquely suited to serve on our board of directors primarily because of his extensive experience with global business development transactions involving multiple therapeutic areas.

B. Lynne Parshall, J.D., age 66, has served as a member of our board of directors since our formation in January 2015 and was appointed as the chairperson of our board of directors in December 2019. Ms. Parshall has served as a director of Ionis since September 2000. She has served as Senior Strategic Advisor to Ionis since January 2018, served as Ionis’ Chief Operating Officer from December 2007 to January 2018, and previously served as Ionis’ Chief Financial Officer from June 1994 to December 2012. She also served as the Ionis Corporate Secretary through 2014 and has served in various executive roles since November 1991. Prior to joining Ionis, Ms. Parshall practiced law at Cooley LLP, outside counsel to Ionis and Akcea, where she was a partner from 1986 to 1991. Ms. Parshall is currently a member of the board of directors of Cytokinetics Inc., a public biopharmaceutical company. She was a member of the board of directors of Regulus Therapeutics Inc., a public biopharmaceutical company, from January 2009 to June 2015. She is also a member of the American, California and San Diego bar associations. In addition, Ms. Parshall has over 25 years of experience structuring and negotiating strategic licensing and financing transactions in the life sciences field. Our board of directors believes Ms. Parshall is uniquely suited to serve on our board of directors primarily because, as the Chief Operating Officer and an executive of Ionis for over 20 years, she has valuable experience and expertise.

Elaine Hochberg, age 63, has served as a member of our board of directors since March 2017. Currently, Ms. Hochberg serves on the boards of Egalet Corporation and Valhalla IP, and is a managing partner of Elaran, LLC, a business strategy and management firm, and is a business development manager for IWD, LLC, a wine importing business. Ms. Hochberg served in various senior leadership positions at Forest Laboratories, Inc. from June 1997 to June 2014 when the company was sold to Actavis plc. Her positions included Executive Vice President, International, Strategic Planning and Government Affairs from December 2013 to June 2014, Executive Vice President, US Sales and Marketing, Chief Commercial Officer from 2010 to November 2013, Senior Vice President, Marketing, Chief Commercial Officer, from 2007 to 2010, Senior Vice President, Marketing from 1999 to 2007 and Vice President, Marketing from 1997 to 1999. Ms. Hochberg began her pharmaceutical career in July of 1985 at Sandoz Pharmaceuticals (now Novartis International AG). In April of 1991, she joined Wyeth-Ayerst Laboratories (now Pfizer Inc.) where she held several positions of increasing responsibility, ultimately serving as Assistant Vice-President, Marketing of the company’s Vaccines and Pediatrics division. She also serves on the boards of several nonprofit organizations in the New York City area. Our board of directors believes that Ms. Hochberg is uniquely suited to serve on our board of directors because of her over 30 years of experience leading commercial organizations for life science companies.

Joseph (“Skip”) Klein, III, age 58, has served as a member of our board of directors since September 2019. He has served as a director of Ionis since December 2005. Mr. Klein is currently Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. From September 2003 to December 2008, Mr. Klein served as a Venture Partner of Red Abbey Venture Partners, L.P., a life science private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. From June 1999 to September 2000 when it merged with WebMD Corporation, Mr. Klein served as Vice President, Strategy, for Medical Manager Corporation, a leading developer of physician office management information systems. For over nine years from 1989 to 1998, Mr. Klein was a health care investment analyst at T. Rowe Price Associates, Inc., where he was the founding portfolio manager of the T. Rowe Price Health Sciences Fund, Inc. Mr. Klein serves on the board of directors of The Prospector Funds, Inc., an SEC Registered Investment Company that manages two no-load mutual funds, and on the board of directors of a privately-held biopharmaceutical company. Mr. Klein is uniquely suited to serve on our board of directors and our Audit Committee because he is a Chartered Financial Analyst and has extensive public company, venture investment, board and financial advisory expertise in the life sciences industry, including previously serving as Chairman of the Audit Committee at several public biopharmaceutical companies.

Amber Salzman, Ph.D., age 58, has served as a member of our board of directors since February 2020. She has served as President and Chief Executive Officer at Ohana Biosciences, Inc. since July 2018. From October 2016 to May 2018, Dr. Salzman served as the President and Chief Executive Officer of Adverum Biotechnologies, Inc. Prior to that, from January 2012 to May 2016, she was a Co-Founder of Annapurna Therapeutics SAS, where she served as its President and Chief Executive Officer prior to its merger with Avalanche Biosciences, Inc., a Nasdaq-listed biotechnology company, to form Adverum Biotechnologies. Prior to her role at Adverum Biotechnologies, Dr. Salzman served as President and Chief Executive Officer of Cardiokine, Inc. until it was acquired by Cornerstone Therapeutics, Inc., from May 2009 to December 2011. Prior to that, she was a member of the research and development executive team at GlaxoSmithKline plc, where she was responsible for operations for medicine development across therapeutic areas, including planning and managing drug development projects and clinical trials with over 30,000 active patients around the world. In addition to her roles in industry, Dr. Salzman is the President of the Stop ALD Foundation, a medical research foundation. She also serves on the board of trustees and the advisory board of Lankenau Institute of Medical

Research and Drexel University Dornsife School of Public Health, respectively. Dr. Salzman earned a B.A. degree in computer science from Temple University and a Ph.D. degree in mathematics from Bryn Mawr College. Our board of directors believes that Dr. Salzman’s experience in biotechnology and pharmaceutical business evaluation and transaction execution, her financial and general business knowledge, and her service as a director of other publicly traded and privately held life science companies give her the qualifications, skills and financial expertise to serve on our board of directors.

Sandford (“Sandy”) D. Smith, age 73, has served as a member of our board of directors since March 2017. For the past 20 years, he has focused on drugs and therapies for rare genetic diseases. Since December 2011, Mr. Smith has served as Founder and Chairman of Global Biolink Partners, a consulting firm advising public biopharmaceutical companies on commercial strategy and international business models. From July 2015 to January 2016, Mr. Smith served as interim Chief Executive Officer of Aegerion Pharmaceuticals, Inc., a biotechnology company, and following Aegerion’s merger with Novelion Therapeutics, Inc., he served as Novelion’s Vice Chair until March 2017. From 1996 to 2011, Mr. Smith held various positions at Sanofi-Genzyme (formerly Genzyme Corporation), most recently leading the integration of Genzyme’s international business into Sanofi’s global organization. Prior to that, he served as Executive Vice President of Genzyme Corporation, and President of Genzyme International. From 1986 to 1996, Mr. Smith was President, Chief Executive Officer and a member of the board of directors of RepliGen Corporation. From 1977 to 1985, Mr. Smith held various positions at Bristol-Myers Squibb, most recently serving as Vice President of Business Development and Strategic Planning for the Pharmaceutical and Nutritional Division. He currently serves on the boards of Cytokinetics Inc., Apricus Biosciences and Neuralstem Inc., each a publicly traded biopharmaceutical company. Our board of directors believes that Mr. Smith is uniquely suited to serve on our board of directors because of his substantial experience in strategic executive roles for publicly traded life sciences companies.

Michael J. Yang, age 58, has served as a member of our board of directors since September 2019. Currently, Mr. Yang is Executive Vice President and Chief Commercial Officer of ACADIA Pharmaceuticals Inc. and has been with ACADIA since March 2017. Mr. Yang joined ACADIA from Janssen Pharmaceutical Companies of Johnson & Johnson, where he served as President of Janssen Biotech Inc. and was responsible for building Janssen’s U.S. Immunology business, generating more than $8.0 billion in annual revenues. Mr. Yang began his career at Johnson & Johnson in 1997 and held numerous senior commercial positions such as President, CNS where he was responsible for growing the anti-psychotic long-acting therapy portfolio. His broad background of commercialization and general management experience also includes roles as the Worldwide General Manager of the Medical Device companies of Therakos, Inc and Veridex, LLC, where he launched new platforms, expanded global revenues and diversified the product lines. Prior to that, Mr. Yang was Vice President of Sales and Marketing, Oncology at Ortho Biotech Inc. Mr. Yang earned his Bachelor of Science degree in Business Administration, Marketing from San Diego State University. Our board of directors believes that Mr. Yang is uniquely suited to serve on our board of directors because of his extensive strategic and operational experience in the pharmaceutical, medical device and diagnostic markets and his broad commercial and general management experience across multiple therapeutic categories, lifecycle stages and commercial environments.

Barbara Yanni, age 65, has served as a member of our board of directors since December 2019. She has served as a member of the boards of directors of Vaccinex, Inc., since February 2015, and Trevena Inc., since July 2014. Ms. Yanni also served on the board of a privately held biopharmaceutical company, from February 2015 to August 2019, and on the board of a public company in France, Abionyx Pharma SA, from July 2018 to January 2020. From November 2001 until her retirement in March 2014, Ms. Yanni was Vice President and Chief Licensing Officer at Merck & Co. Prior to this, Ms. Yanni served in various roles at Merck including in corporate development, financial evaluation, and tax. Ms. Yanni earned a J.D. degree from Stanford Law School and an A.B. degree from Wellesley College. She also holds a Masters of Law in Taxation from New York University. Our board of directors believes that Ms. Yanni is uniquely suited to serve on our board of directors because of her experience in biotechnology and pharmaceutical business evaluation and transaction execution, her financial and general business knowledge, and her service as a director of other publicly traded and privately held life science companies.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

Controlled Company; Director Independence

The Company meets the definition of a controlled company under Nasdaq Marketplace Rule 5615(c)(1) (a “Controlled Company”) because Ionis beneficially owns more than 50% of the voting power of our Common Stock. As a result, the Company may rely on exemptions from certain independence requirements of the Nasdaq rules, including the requirement to maintain a majority of independent directors on the Company’s board of directors as well as the requirement to maintain a nominating and corporate governance committee and compensation committee composed entirely of independent directors.

Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our board of directors has determined that nine of our directors, Mr. Fitzgerald, Mr. Gabrieli, Mr. Klein, Dr. Moscicki, Dr. Salzman, Mr. Smith, Ms. Hochberg, Mr. Yang and Ms. Yanni, are independent as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and Ionis and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described below in “Certain Relationships and Related Transactions.” As a result, a majority of our board of directors is currently composed of independent directors. However, the Compensation Committee and the Nominating, Governance and Review Committee of our board of directors are not entirely composed of independent directors. As a Controlled Company, we currently rely on, and may in the future avail ourselves of, exemptions from certain independence requirements of the Nasdaq rules.

There are no family relationships among any of our directors or executive officers.

Information Regarding Our Board of Directors and its Committees

Leadership Structure

Our board of directors is led by a chairperson, Ms. Parshall, who has authority to, among other things, call and preside over board meetings, set meeting agendas and determine materials to be distributed to the board of directors. Accordingly, the chairperson of the board of directors has substantial ability to shape the work of the board of directors. We believe that separation of the positions of chairperson and Chief Executive Officer provides proper oversight of the company and its operations. We do not have a fixed policy as to whether the chairperson of our board of directors should be an independent director and believe that we should maintain the flexibility to select the chairperson and reorganize the leadership structure, from time to time, based on the criteria that is in our best interests and the best interests of our stockholders at such times. Ms. Parshall, the chairperson of our board of directors, is not an independent director. We believe that the use of an interested director as chairperson is the appropriate leadership structure for us given her history with our company and Ionis, her familiarity with our development strategies and her extensive knowledge of the life sciences industry.

Risk Oversight

Our board of directors administers its risk oversight function directly and through both its Audit Committee and its Nominating, Governance and Review Committee. The Audit Committee oversees management of financial risks and related party transactions. The Nominating, Governance and Review Committee manages risks associated with the independence of the board of directors and potential conflicts of interests at the level of the board of directors, and periodically reviews our policies and procedures and makes recommendations when appropriate. We provide a complete description of each of these committees and its respective roles and responsibilities below. While each of these committees is responsible for evaluating certain risks and overseeing how we manage risk, these committees regularly inform the entire board of directors about such risks through committee reports.

In addition to the formal compliance program, the board of directors, the Audit Committee, and the Nominating, Governance and Review Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. Our risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for us. As a result, the board of directors, the Audit Committee and the Nominating, Governance and Review Committee periodically ask our executives to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.

Board Meetings and Attendance and Committee Members

The board of directors met nine times in 2019. Each incumbent director attended at least 75% of the aggregate number of meetings of our board of directors and the committees for which he or she was eligible, except Mr. Yang, who joined our board of directors on September 20, 2019, following which only one meeting of the board of directors, one meeting of the Commercial Committee and one meeting of the Nominating, Governance and Review Committee were held during 2019. Mr. Yang was able to attend the Nominating, Governance and Review Committee meeting. He was unable to attend the meeting of the Commercial Committee due to an unavoidable scheduling conflict. We encourage, but do not require, each member of the board of directors to attend the Annual Meeting of Stockholders. All of the directors then in office attended the Annual Meeting of Stockholders held in 2019.

Board Committee Members

The table below identifies our current board of directors and committee members serving on each of the Audit Committee, the Compensation Committee and the Nominating, Governance and Review Committee.

Name	Audit	Compensation	Nominating, Governance and Review
Ms. B. Lynne Parshall	—	X	X*
Mr. Edward M. Fitzgerald	X*	—	—
Mr. Christopher Gabrieli	—	—	—
Ms. Elaine Hochberg	—	X	—
Mr. Joseph Klein, III(1)	X	—	—
Dr. Damien McDevitt	—	—	—
Dr. Richard A. Moscicki	—	—	X
Dr. Amber Salzman(2)	—	—	—
Mr. Sandford D. Smith	—	X*	—
Mr. Michael J. Yang(3)	—	—	X
Ms. Barbara Yanni(4)	X	—	—

*	Committee Chairperson
(1)	Mr. Klein joined our board of directors on September 20, 2019.
(2)	Dr. Salzman joined our board of directors on February 12, 2020.
(3)	Mr. Yang joined our board of directors on September 20, 2019.
(4)	Ms. Yanni joined our board of directors on December 13, 2019.

The board of directors has seven committees: an Audit Committee, a Compensation Committee, a Nominating, Governance and Review Committee, a Compliance Committee, a Financing Committee, an Affiliate Transactions Committee and a Commercial Committee. Below is a description of each committee of our board of directors.

Audit Committee

The Audit Committee of the board of directors oversees our corporate accounting and financial reporting process, including audits of our financial statements. For this purpose, the Audit Committee performs several functions.

The Audit Committee:

•

reviews the annual and quarterly financial statements and oversees the annual and quarterly financial reporting processes, including sessions with the auditors in which Akcea’s employees and management are not present;

•	selects and hires our independent registered public accounting firm;

•	oversees the independence of our independent registered public accounting firm;

•	evaluates our independent registered public accounting firm’s performance; and

•	has the authority to hire its own outside consultants and advisors, if necessary.

In addition to the responsibilities listed above, the Audit Committee has the following functions:

•	reviewing our annual budget with management and, if acceptable, recommending the budget to the board of directors for approval;

•	setting and approving changes to our investment policy;

•

receiving and considering our independent registered public accounting firm’s comments as to the audit of the financial statements and internal controls, adequacy of staff and management performance and procedures in connection with internal controls;

•	reviewing and, if appropriate, approving related party transactions;

•	establishing and enforcing procedures for the receipt, retention and treatment of complaints regarding accounting or auditing improprieties; and

•	pre-approving all audit and non-audit services provided by our independent registered public accounting firm that are not prohibited by law.

As noted above, our Audit Committee is composed of Mr. Fitzgerald, Mr. Klein and Ms. Yanni. The board of directors has determined that each of Messrs. Fitzgerald and Klein and Ms. Yanni is an independent director under Nasdaq Marketplace Rules and under Rule 10A-3 under the Exchange Act.

In addition, all Audit Committee members must be financially literate and at least one member must be an audit committee financial expert as defined by SEC regulations. Our board of directors has determined that Mr. Fitzgerald and Mr. Klein each qualifies as an audit committee financial expert.

In 2019, the Audit Committee met four times. The board of directors has adopted a written Audit Committee charter, which you can find on our corporate website at http://ir.akceatx.com/media-investors/corporate-governance. Please note that any information that is included on or linked to our website is not part of this Information Statement or any registration statement or report that incorporates this Information Statement by reference.

Compensation Committee

The primary function of the Compensation Committee of the board of directors is to review, modify (as needed) and approve our overall compensation strategy and policies and approve the compensation and other terms of employment of our executive officers, including our Chief Executive Officer. The charter of the

Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, and authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain independent compensation consultants to help the Compensation Committee evaluate executive and director compensation, including the authority to approve the consultants’ reasonable fees and other retention terms. We also have a Non-Management Stock Option Sub-Committee that, as delegated by the Compensation Committee, may award stock options and other share awards to employees who are below director level in accordance with guidelines adopted by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. The Non-Management Stock Option Committee has one member, Dr. McDevitt.

The Compensation Committee met six times in 2019. The board of directors has adopted a written Compensation Committee charter, which you can find on our corporate website at http://ir.akceatx.com/media-investors/corporate-governance.

As noted above, our Compensation Committee is composed of Ms. Parshall, Mr. Smith and Ms. Hochberg. Our board of directors has determined that each of Ms. Hochberg and Mr. Smith is an independent director under Nasdaq Marketplace Rules, a non-employee director as defined in Rule 16b-3 under the Exchange Act or an outside director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). As a Controlled Company, we are not required to maintain a Compensation Committee composed exclusively of independent directors.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his or her compensation. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

After taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee has engaged Radford and Aon Hewitt (the “Consultant”), a compensation consulting firm, as a compensation consultant. The Compensation Committee has assessed the Consultant’s independence and determined that the Consultant has no conflicts of interest in connection with its provision of services to the Compensation Committee. Specifically, the Compensation Committee has engaged the Consultant to suggest a peer company group composed of public companies comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive officers against compensation for similarly situated executives at our peer group companies. Our management does not have the ability to direct the Consultant’s work.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his or her performance is conducted by the Compensation Committee, which determines any adjustments to his or her compensation as well as awards to be granted.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

Nominating, Governance and Review Committee

The Nominating, Governance and Review Committee of the board of directors is responsible for:

•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors, and considering proposed changes to the board of directors for approval;

•

managing risks associated with the independence of the board of directors and potential conflicts of interests at the level of our board of directors, and periodically reviewing our policies and procedures and making recommendations when appropriate;

•	duly considering interests that are unique to our minority stockholders; and

•	performing such other functions as may be necessary or convenient for the efficient discharge of the foregoing.

The Nominating, Governance and Review Committee met three times during 2019. You can find our Nominating, Governance and Review Committee charter on our corporate website at http://ir.akceatx.com/media-investors/corporate-governance.

As noted above, our Nominating, Governance and Review Committee is composed of Ms. Parshall, Dr. Moscicki and Mr. Yang. Our board of directors has determined that each of Dr. Moscicki and Mr. Yang is an independent director under Nasdaq Marketplace Rules. As a Controlled Company, we are not required to maintain a nominating, governance and review committee composed exclusively of independent directors.

Director Nominations—Quality Standards

The Nominating, Governance and Review Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating, Governance and Review Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating, Governance and Review Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating, Governance and Review Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the board of directors and the Company, to maintain a balance of knowledge, experience and capability.

Director Nominations—Process

In the case of incumbent directors, the Nominating, Governance and Review Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the board of director’s annual self-evaluation. In the case of new director candidates, the Nominating, Governance and Review Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating, Governance and Review Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating, Governance and Review Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. The Nominating, Governance and Review Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board of directors.

Stockholder Recommendations for Directors

Stockholders who wish to recommend individuals for consideration by the Nominating, Governance and Review Committee to become nominees for election to the board of directors may do so by delivering a timely, written recommendation to the Company’s Corporate Secretary at the following address: 22 Boston Wharf Road, 9th Floor, Boston, MA 02210. To be timely, a stockholder’s written recommendation must be delivered not later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting, provided however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, recommendation by the stockholder to be timely must be so delivered not later than the close of business on the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Submissions must include (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) set forth the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) set forth the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) with respect to each proposed nominee, include a completed and signed questionnaire, and (6) such other information as is required by our bylaws, and must otherwise comply with the information requirements and other procedures set forth in our bylaws.

Compliance Committee

The primary function of the Compliance Committee of the board of directors is to assist the board of directors in the exercise of its fiduciary responsibility to provide oversight of the Company’s compliance program. The Compliance Committee is responsible for:

•

reviewing, monitoring, and providing guidance with respect to the Company’s efforts to promote and maintain an ethical culture, and being knowledgeable about the content and operation of the Company’s compliance program;

•	making reasonable inquiries regarding whether the Company’s information and reporting systems are adequate to assure the Compliance Committee that appropriate information relating to the Company’s compliance with applicable laws will come to the Committee’s attention in a timely manner and as a matter of course;

•	conducting periodic assessments of the Company’s compliance program to ensure that it is adequate in scope taking into consideration the size and complexity of the Company’s operations;

•	recommending such actions as it deems necessary or appropriate to improve the effectiveness of the Company’s compliance program; and

•	performing such other functions as may be necessary or appropriate for the efficient discharge of the foregoing.

Our Compliance Committee is composed of Ms. Parshall, Mr. Fitzgerald and Ms. Hochberg.

Financing Committee

Our Financing Committee of the board of directors is responsible for overseeing certain corporate finance matters for the Company and its subsidiaries, including strategic transactions, capital structure, equity and debt financings, investments, and share repurchase activities and working with the Company’s senior management to evaluate, investigate and make recommendations to our board of directors regarding such matters, including reviewing and making recommendations to our board of directors regarding the Company’s incurrence or refinancing of debt, the issuance or amendment of equity securities of the Company, the repurchase of equity or debt securities of the Company, any merger and acquisition activities or other strategic transactions of the Company requiring approval by our board of directors, the Company’s dividend policy and the Company’s short-term and long-term financing plans. If the board of directors deems appropriate, the terms of any such financing transaction between the Company and an affiliate of the Company, including Ionis, will be evaluated, negotiated and approved on behalf of the Company by the Affiliate Transactions Committee of the board of directors (as described below), which has been established for that purpose. Our Financing Committee is composed of Ms. Parshall, Mr. Fitzgerald, Mr. Smith and Mr. Klein.

Affiliate Transactions Committee

As noted above, our Affiliate Transactions Committee of the board of directors is responsible for, among other things, evaluating, negotiating and approving the terms of any material transactions, material amendment, modification or supplement to any agreement, or other matters with respect to which a conflict of interest exists or would reasonably be expected to exist, between the Company, on the one hand, and an affiliate of the Company, including Ionis or any of its affiliates, on the other hand.

Each member of the Affiliate Transactions Committee must (i) not be an officer or employee of the Company; (ii) be disinterested with respect to Ionis; and (iii) not have any material interest that would reasonably be expected to compromise his or her ability to exercise independent and disinterested business judgment in exercising the authority delegated to the Affiliate Transactions Committee. Our Affiliate Transactions Committee is composed of Mr. Fitzgerald, Mr. Smith and Ms. Yanni.

Commercial Committee

Our Commercial Committee of the board of directors is responsible for:

•	reviewing, monitoring and providing guidance with respect to the Company’s efforts to market and sell its approved products, including TEGSEDI® and WAYLIVRA®;

•	being knowledgeable about the content and operation of the Company’s commercial franchises;

•

meeting at least every six weeks with the Company’s commercial leadership to review and oversee the implementation and effectiveness of the Company’s commercialization programs, including providing guidance and feedback on commercial organizational structure, salesforce compensation plans, and commercial budget review;

•	reviewing and assessing the output from the Company’s global commercial optimization team and such other teams responsible for assisting with the optimization of the Company’s commercial programs;

•	reviewing in detail the commercial portions of the Company’s budget and participate with the Company’s management in presenting such budget to Ionis;

•	obtaining periodic updates from the Chief Commercial Officer, and other internal and external resources as appropriate, regarding the market landscape applicable to the Company’s commercial programs;

•	recommending such actions as it deems necessary or appropriate to improve the effectiveness of the Company’s commercial programs; and

•	performing such other functions and have such other powers as the Commercial Committee and our board of directors determine are necessary or appropriate in the efficient discharge of the foregoing.

Each member of the Commercial Committee, in the judgment of the board of directors, must have experience relevant to providing oversight and direction with respect to our commercial products. Our Commercial Committee is composed of Mr. Smith, Ms. Parshall, Ms. Hochberg and Mr. Yang.

Stockholder Communications with Our Board of Directors

We make every effort to ensure that our board of directors or individual directors, as applicable, hear our stockholders’ views, and provide appropriate responses to stockholders in a timely manner. Stockholders who wish to communicate with the board of directors, or individual directors, may do so by sending written communications addressed to Akcea’s Corporate Secretary at 22 Boston Wharf Road, 9th Floor, Boston, MA 02210. If you wish to communicate with the independent directors about your concerns or issues, you may address correspondence to a particular director or to the independent directors generally. If you do not name a particular director, depending on the subject matter, we will forward the letter to the Chair of the Audit, Compensation, or Nominating, Governance and Review Committee. One or more of our employees designated by the board of directors will review these communications and will determine whether to present the materials to the board. The purpose of this screening is to allow the board to avoid having to consider irrelevant or inappropriate communications, such as advertisements, commercial solicitations and hostile communications. All communications directed to the Audit Committee in accordance with our Code of Ethics and Business Conduct that relate to questionable accounting or auditing matters involving Akcea will be promptly and directly forwarded to the Audit Committee. Other than the processes described above, our board of directors has not adopted a formal written process for stockholder communications with the board. We believe that the responsiveness to stockholder communications of our board of directors has been excellent.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to all officers, directors and employees. We have posted our Code of Ethics and Business Conduct on our website. If we make any substantive amendments to the Code of Ethics and Business Conduct or grant any waiver from a provision of the Code of Ethics and Business Conduct to any executive officer or Director, we will promptly disclose the nature of the amendment or waiver on our website at http://ir.akceatx.com/media-investors/corporate-governance.

APPROVAL OF AN AMENDMENT TO OUR 2015 EQUITY INCENTIVE PLAN

In December 2015, our board of directors and stockholders adopted the 2015 Plan, which was most recently amended by our board of directors in September 2018 and approved by the stockholders in November 2018. In December 2019, our board of directors and, in March 2020, the Majority Stockholder, pursuant to the Written Consent, approved the Plan Amendment to increase the aggregate number of shares of Common Stock authorized for issuance under the 2015 Plan by 5,000,000 to an aggregate of 23,500,000 shares. Because the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), under the 2015 Plan (the “ISO limit”), is based on the share reserve, the Plan Amendment results in an automatic increase to the ISO limit, as further described below. We refer to the 2015 Plan as amended by the Plan Amendment as the “Amended 2015 Plan.”

Our management, board of directors and Compensation Committee believe that stock options and restricted stock units (“RSUs”) are a key aspect of our ability to attract and retain qualified personnel in the face of intense competition for experienced scientists and other personnel among many pharmaceutical and health care companies. Our board of directors approved the increase in the aggregate number of shares of Common Stock authorized for issuance under the 2015 Plan by 5,000,000 to an aggregate of 23,500,000 shares.

INTEREST OF CERTAIN PERSONS IN THE MATTER TO BE ACTED UPON

Our executive officers and directors have received and will be eligible to receive awards and grants under the Amended 2015 Plan in such amounts and at such times as determined by our board of directors or the Compensation Committee.

DESCRIPTION OF THE AMENDED 2015 PLAN

Below is a high-level summary of the terms of the Amended 2015 Plan. This summary is qualified in its entirety by reference to the complete text of the Amended 2015 Plan. We encourage our stockholders to read the actual text of the Amended 2015 Plan in its entirety, a copy of which is included as Exhibit B to the Information Statement we filed with the SEC.

As of February 28, 2020, options to purchase 9,433,536 shares of Common Stock were outstanding, 3,195,064 shares of Common Stock remained available for grant, and 4,621,639 options had been exercised under the 2015 Plan. As of February 28, 2020, the outstanding options under the 2015 Plan were exercisable at a weighted average exercise price of $20.46 per share.

Share reserve. Currently, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2015 Plan is 18,500,000 shares. Upon the effectiveness of the Written Consent, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the Amended 2015 Plan shall increase to 23,500,000 shares. The ISO limit is equal to two times the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2015 Plan. Thus, upon the effectiveness of the Written Consent, the ISO limit shall automatically increase to 47,000,000 shares.

If a stock award granted under the Amended 2015 Plan expires or otherwise terminates without being exercised in full or is settled in cash, the shares of our Common Stock not acquired pursuant to the stock award again become available for subsequent issuance under the Amended 2015 Plan. In addition, the following types of shares under the Amended 2015 Plan may become available for the grant of new stock awards under the Amended 2015 Plan: (a) shares that are forfeited to us because of a failure to meet a contingency or condition required to vest such shares; (b) shares withheld to satisfy income or employment withholding taxes; and (c) shares used as consideration to exercise an option.

Administration. Our board of directors, or a duly authorized committee thereof, has the authority to administer the Amended 2015 Plan. Our board of directors has delegated its authority to administer the Amended

2015 Plan to our Compensation Committee under the terms of the Compensation Committee’s charter. Our board of directors may also delegate to one or more of our officers the authority to (1) designate officers and employees to be recipients of options, and (2) determine the number of shares of Common Stock to be subject to such stock awards. Subject to the terms of the Amended 2015 Plan, our board of directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award. Subject to the terms of the Amended 2015 Plan, the plan administrator has the authority to reduce the exercise price of any outstanding option; cancel any outstanding option in exchange for new stock awards, cash and/or other consideration; or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected optionholder.

Types of awards. The Amended 2015 Plan provides for the grant of ISOs, nonstatutory stock options (“NSOs”) stock appreciation rights, restricted stock awards and restricted stock unit awards, or collectively, stock awards. Each award is set forth in a separate award agreement that indicates the type, terms and conditions of the award.

Eligibility. ISOs may be granted only to employees, including employees of a parent company or subsidiary. All other stock awards may be granted to employees, including officers, and to non-employee directors and consultants.

Stock options. Stock options are granted pursuant to stock option agreements. The exercise price for an option cannot be less than 100% of the fair market value of the Common Stock subject to the option on the date of grant. Options granted under the Amended 2015 Plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, rights of repurchase, and rights of first refusal. We may repurchase unvested shares of our Common Stock issued in connection with an early exercise.

The plan administrator will determine acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option, which may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our Common Stock previously owned by the optionee, (4) a net exercise arrangement, (5) deferred payment arrangement and (6) other legal consideration approved by the plan administrator.

Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. An optionee may, however, designate a beneficiary who may exercise the option following the optionee’s death.

The plan administrator determines the term of stock options granted under the Amended 2015 Plan, up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than retirement, disability or death, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended if exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionee’s service relationship with us, or any of our affiliates, ceases due to retirement, disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in case of disability and 18 months in case of retirement or death. In no event may an option be exercised beyond the expiration of its term.

Tax limitations on incentive stock options. The aggregate fair market value, determined at the time of grant, of our Common Stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted stock awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) services rendered to us or our affiliates or (2) any other form of legal consideration. Common Stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted stock unit awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. We may grant restricted stock unit awards in consideration for any form of legal consideration. We may settle a restricted stock unit award by cash, delivery of stock, a combination of cash and stock, or in any other form of consideration the stock plan administrator deems appropriate or that is set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock appreciation rights. Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation unit, which generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. Upon the exercise of a stock appreciation unit, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our Common Stock on the date of exercise over the strike price, multiplied by (2) the number of shares of Common Stock with respect to which the stock appreciation unit is exercised. A stock appreciation unit granted under the Amended 2015 Plan vests at the rate specified in the stock appreciation grant agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the Amended 2015 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation grant agreement provides otherwise, stock appreciation rights granted under the Amended 2015 Plan are generally subject to the same term and termination provisions as stock options granted under the Amended 2015 Plan.

Corporate transactions If a corporate transaction occurs where the acquiring or surviving corporation does not assume, continue or substitute stock awards granted under the Amended 2015 Plan, outstanding stock awards under the Amended 2015 Plan and held by participants whose continuous service with us has not terminated prior to such transaction will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable, prior to the effective time of the corporate transaction and such outstanding stock awards under the Amended 2015 Plan will be terminated if not exercised (if applicable) prior to the effective time of the corporate transaction. However, the plan administrator may provide that if a stock award will terminate if not exercised prior to a corporate transaction, the participant will receive a payment in lieu of exercise equal to the value of the excess, if any, of (i) the value of the property the participant would have received upon exercise of the stock award over (ii) any exercise price payable in connection with such exercise.

Under the Amended 2015 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities (other than a distribution of the shares by Ionis to the Ionis stockholders), (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our Common Stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Under the Amended 2015 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control transaction as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

Amendment and termination of the Amended 2015 Plan. Our board of directors has the authority to amend or terminate the Amended 2015 Plan at any time. However, except as otherwise provided in the Amended 2015 Plan, no amendment or termination of the Amended 2015 Plan may impair any rights under awards already granted to a participant except with the written consent of the affected participant. We will obtain stockholder approval of any amendment to the Amended 2015 Plan as required by applicable law and listing requirements. If not terminated earlier by the board of directors, the Amended 2015 Plan will terminate on December 15, 2025.

Shares Available for Awards

Upon the effectiveness of the Written Consent, there will be a total of 23,500,000 shares of our Common Stock authorized for issuance under the Amended 2015 Plan.

The following table summarizes the equity awards granted over the last three years to our employees under our equity plans. We grant most of our equity awards for each year in January of such year as part of the annual merit compensation process. We have not attempted to forecast our future grant activity due to the number of assumptions that would be necessary to do so and the potential unpredictability of such underlying assumptions and estimates.

Equity Award Grant History Under Employee Equity Plans(1)
	2017	2018	2019
Shares subject to equity awards granted	2,923,846	4,853,386	5,462,821
Shares subject to equity awards canceled	48,493	907,610	3,389,516
Net shares subject to equity awards(2)	2,875,353	3,945,776	2,073,305

(1)	Amounts shown reflect grants under our 2015 Plan.
(2)

Shares subject to equity awards that are canceled or expire become available for re-issuance under our 2015 Plan. Therefore, net shares for any year is the total shares subject to awards granted in that year less the shares subject to awards canceled in such year.

Eligibility

All of our approximately 290 employees, 10 non-employee directors and 25 consultants as of December 31, 2019 are eligible to participate in the Amended 2015 Plan and may receive all types of awards available under the Amended 2015 Plan, except that incentive stock options may only be granted to our employees (including officers) and employees of our affiliates. To date, we have not granted any stock options to our consultants.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the Amended 2015 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the Amended 2015 Plan. The Amended 2015 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options. Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to his or her fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options. The Amended 2015 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award structured to comply with the requirements of Section 409A of the Code or an exemption to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To comply with the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exemption to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights. Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of our tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162(m) Limitations. Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation paid to a covered employee exceeds $1 million. As a result, compensation (including compensation pursuant to awards granted under the Amended 2015 Plan) paid to any of our “covered employees” under Section 162(m) of the Code in excess of $1 million per taxable year generally will not be deductible.

New Plan Benefits Table

Except with respect to awards shown in the table below, future awards under the Amended 2015 Plan are subject to the discretion of the Compensation Committee. Therefore, we cannot determine future benefits for any other awards under the Amended 2015 Plan at this time.

NEW PLAN BENEFITS

2015 PLAN

Name and Position	Number of Shares(1)
Damien McDevitt	0
Interim Chief Executive Officer and Director
Alex G. Howarth	0
Chief Operating Officer
Kyle Jenne	0
Chief Commercial Officer
Paula Soteropoulos(3)	0
Former Chief Executive Officer
Sarah Boyce(4)	0
Former President
All Current Executive Officers as a Group	0
All Current Non-Employee Directors as a Group	264,000 per calendar year	(2)
All Employees as a Group (including all current officers who are not executive officers)	0

(1)	Awards granted under the Amended 2015 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2015 Plan.
(2)

Awards granted under the Amended 2015 Plan to our non-employee directors are discretionary and not subject to set benefits or amounts under the terms of the Amended 2015 Plan. However, pursuant to the terms of our compensation policy for non-employee directors, which was most recently amended in December 2019, each of our non-employee directors is eligible to receive an option to purchase 26,400 shares of our Common Stock on the date of each annual meeting of our stockholders for each year of continued service. As of the date of this Information Statement, our board of directors consists of ten non-employee directors, seven of whom were nominated by our board of directors to be elected as directors to serve until our 2021 Annual Meeting of Stockholders. For additional information regarding our compensation policy for non-employee directors, see the “Director Compensation” section below.

(3)	Ms. Soteropoulos resigned as our Chief Executive Officer and from our board of directors as of September 18, 2019.
(4)	Ms. Boyce resigned as our President and from our board of directors as of September 18, 2019.

Plan Benefits Table

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our Common Stock subject to awards that have been granted (even if not currently outstanding) under the 2015 Plan and through February 28, 2020.

2015 PLAN

Name and Position	Number of Shares
Damien McDevitt	600,000
Interim Chief Executive Officer and Director
Alex G. Howarth	350,000
Chief Operating Officer
Kyle Jenne	358,086
Chief Commercial Officer
Paula Soteropoulos	2,798,983
Former Chief Executive Officer
Sarah Boyce	1,193,894
Former President
All Current Executive Officers as a Group	2,806,969
All Current Non-Executive Directors as a Group	600,000
Each Nominee for Director
B. Lynne Parshall	105,800
Elaine Hochberg	105,637
Joseph Klein, III	53,000
Amber Salzman	53,000
Sandford D. Smith	105,637
Michael J. Yang	53,000
Barbara Yanni	53,000
Damien McDevitt	600,000
Each Associate of Any Director, Executive Officer or Nominee	0
Each Other Current 5% Holder or Future 5% Recipient	0
All Employees as a Group (including all current non-executive officers)	20,082,180

On February 28, 2020, the closing price of our Common Stock was $16.98 per share.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for our 2020 fiscal year and requested management to ask for stockholder ratification. Pursuant to the Written Consent, the Majority Stockholder ratified this selection to be effective as of the date of the 2020 Annual Meeting. Ernst & Young LLP has audited our financial statements since we were founded in 2015. Representatives of Ernst & Young LLP are expected to be present at our 2020 Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Although our bylaws do not require stockholders to ratify our independent registered public accounting firm, the Audit Committee of our board of directors requested our stockholders’ opinion as a matter of good corporate practice. Even though the Majority Stockholder ratified the selection, the Audit Committee of the board of directors may choose to appoint a different independent accounting firm at any time during the year if it believes that a change would be in the best interests of our stockholders and us.

Independent Registered Public Accounting Firm’s Fees

The Audit Committee has adopted a policy and procedure for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy pre-approves specific services in the defined categories of audit services, audit-related services, and tax services up to pre-determined amounts. The Audit Committee may pre-approve services as part of its approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the Audit Committee engages the independent registered public accounting firm to provide each service. As an additional measure to ensure independence of the registered public accounting firm, we do not use Ernst & Young LLP to perform tax compliance services. The Audit Committee pre-approved all of the fees described below.

Audit Fees

For the fiscal years ended December 31, 2019 and 2018, Ernst & Young LLP billed us approximately $1.0 million and approximately $0.7 million, respectively. Such fees were primarily related to the audit of our financial statements and reviews of our interim financial statements. In addition, Ernst & Young LLP billed us approximately $0.2 million in 2018 related to corporate transactions. For the fiscal year ended December 31, 2019, there were no fees related to corporate transactions billed by Ernst & Young LLP.

Audit-Related Fees

For the fiscal years ended December 31, 2019 and 2018, there were no audit-related fees billed by Ernst & Young LLP.

Tax Fees

For the fiscal years ended December 31, 2019 and 2018, Ernst & Young LLP billed us approximately $0.1 million and $0.2 million, respectively, for professional services rendered for international tax planning and state and local tax consulting projects.

All Other Fees

There were no other fees billed by Ernst & Young for the fiscal years ended December 31, 2019 and 2018. The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm. During the fiscal year ended December 31, 2019, less than 50% of the total hours expended on our financial statement audit and interim reviews by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s employees.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers as of the date of this Information Statement:

Name	Age	Position
Damien McDevitt, Ph.D.	53	Interim Chief Executive Officer
Michael MacLean(1)	54	Chief Financial Officer
Alex G. Howarth(2)	51	Chief Operating Officer
Louis St. L. O’Dea	69	Chief Medical Officer
Kyle Jenne(3)	44	Chief Commercial Officer

(1)	On January 2, 2020, Mr. MacLean delivered us a 90-day notice of resignation from his position as Chief Financial Officer. Mr. MacLean’s resignation will be effective April 1, 2020.
(2)	Mr. Howarth has served as our Chief Operating Officer since December 2, 2019.
(3)	Mr. Jenne has served as our Chief Commercial Officer since October 21, 2019.

Damien McDevitt, Ph.D.. Biographical information for Mr. McDevitt is included above with the director biographies under the caption “Biographies of the Directors Elected.”

Michael MacLean. Mr. MacLean has served as our Chief Financial Officer since August 2017. Prior to joining the Company, from September 2015 to August 2017, Mr. MacLean was Chief Financial Officer and Executive Vice President for PureTech Health, an advanced, clinical-stage, public biopharmaceutical company focusing on diseases caused by dysfunctions in the nervous, gastrointestinal and immune systems. Previously, Mr. MacLean served as Senior Vice President of Finance and Chief Accounting Officer of Biogen Inc. where he led the Company’s worldwide finance organization.

Alex G. Howarth. Mr. Howarth has served as our Chief Operating Officer since December 2019. Prior to joining us, from January 2019 to November 2019, Mr. Howarth served as President of Lycera Corp. and was Chief Financial Officer of Lycera Corp. from September 2015 to December 2018. Prior to this, from April 2007 to September 2015, Mr. Howarth fulfilled various executive roles including Chief Business Officer and Chief Financial Officer of moksha8 Pharmaceuticals, Inc. Prior to joining moksha8, from January 2005 to March 2007, Mr. Howarth was Chief Business Officer at Vitae Pharmaceuticals, Inc., where he led the company’s business development, legal and commercial operations. Previously, Mr. Howarth held senior positions at GlaxoSmithKline plc, including as Senior Director, Worldwide Business Development, executing licensing transactions across all phases of development in diverse therapeutic areas, and then as Head, Venture Partnerships, focused on partnering GSK’s clinical assets. Before this, he worked at KPMG in London, UK where he qualified as a chartered accountant. Mr. Howarth received his BSc degree in biochemistry from the University of Bath, UK, and conducted molecular biology and neuroscience research at Celltech and Merck Sharp & Dohme.

Louis St. L. O’Dea. Dr. O’Dea has served as our Chief Medical Officer since January 2016. Prior to joining the Company, Dr. O’Dea was Chief Medical Officer at Oxford Immunotec Global PLC, a public diagnostics company, from June 2014 to January 2016, overseeing medical affairs and clinical development. Prior to Oxford, Dr. O’Dea was Chief Medical Officer and Head of Regulatory Affairs at Moderna from January 2012 to June 2014. Before Moderna, Dr. O’Dea held positions including Chief Medical Officer at Radius Health, Inc., a public biopharmaceuticals company, an academic position at McGill University, and worldwide Head of Clinical Development for Endocrine and Metabolic products at Serono.

Kyle Jenne. Mr. Jenne has served as our Chief Commercial Officer since October 2019. Prior to his promotion, Mr. Jenne served as our U.S. Commercial Head from May 2017 to October 2019. Prior to joining us, Mr. Jenne held leadership positions at Acorda Therapeutics, Inc. from October 2011 to December 2015, at Pfizer Inc. from

August 2005 to September 2011, and at Mallinckrodt Pharmaceuticals from December 2015 to May 2017, and was responsible for the design, development and implementation of patient support programs and payor strategies in the U.S. for rare disease products. Mr. Jenne received a BS degree in marketing from Arizona State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This following table sets forth the beneficial ownership of Common Stock as of February 28, 2020 for:

•	each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Common Stock;

•	each of the Company’s named executive officers;

•	each of the Company’s directors; and

•	all of the Company’s executive officers and directors in a group.

The Company has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of Common Stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of February 28, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those shares for the purpose of computing the percentage ownership of that person, but not for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Akcea Therapeutics, Inc., 22 Boston Wharf Road, 9th Floor, Boston, Massachusetts 02210.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Ionis Pharmaceuticals, Inc.(2)	77,094,682	76.3%
Novartis Pharma AG(3)	6,250,000	6.2%
FMR LLC(4)	10,796,139	10.7%

Directors and Named Executive Officers
B. Lynne Parshall(5)(6)	31,995	*
Edward M. Fitzgerald(6)	33,018	*
Christopher Gabrieli(6)	46,227	*
Elaine Hochberg(6)	46,227	*
Joseph Klein, III(7)	—	—
Richard A. Moscicki(6)	19,850	*
Amber Salzman(8)	—	—
Sandford D. Smith(6)	46,227	*
Michael J. Yang(9)	—	—
Barbara Yanni(10)	—	—
Damien McDevitt(11)	25,000	*
Alex G. Howarth(12)	—	—
Kyle Jenne(13)(14)	144,304	*
Paula Soteropoulos(15)	228,149	*
Sarah Boyce(16)	21,707	*
All executive officers and directors as a group (15 persons)(5)(14)	1,501,823	1.5%

*	Represents beneficial ownership of less than 1%.
(1)

We base this table upon information supplied by officers, directors, principal stockholders and Form 3s, Form 4s, Form 5s, Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2)	The address of Ionis is 2855 Gazelle Court Carlsbad, California 92010.
(3)	The address of Novartis is Lichtstrasse 35, 4056, Basel, Switzerland.
(4)

The address of FMR LLC is 245 Summer Street, Boston, Massachusetts, 02110. Abigail P. Johnson is a director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(5)	Ms. Parshall is a director of Ionis and may influence voting and disposition of the shares of Common Stock held by Ionis.
(6)	Represents shares of Common Stock issuable upon the exercise of options within 60 days of February 28, 2020.
(7)	Mr. Klein joined our board of directors on September 20, 2019.
(8)	Dr. Salzman joined our board of directors on February 12, 2020.
(9)	Mr. Yang joined our board of directors on September 20, 2019.
(10)	Ms. Yanni joined our board of directors on December 13, 2019.
(11)	Represents shares of Common Stock issuable upon the settlement of restricted stock units within 60 days of February 28, 2020.
(12)	Mr. Howarth has served as our Chief Operating Officer since December 2019.
(13)	Mr. Jenne has served as our Chief Commercial Officer since October 2019.
(14)	Includes shares of Common Stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of February 28, 2020.
(15)	Ms. Soteropoulos resigned as our Chief Executive Officer and from our board of directors as of September 18, 2019.
(16)	Ms. Boyce resigned as our President and from our board of directors as of September 18, 2019.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2019.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2015 Equity Incentive Plan	9,567,726	$20.81054	4,541,985
2017 Employee Stock Purchase Plan(1)	39,724	$—	1,928,725
Equity compensation plans not approved by security holders	—	$—	—
Total	9,607,450	$20.81054	6,470,710

(1)

The ESPP incorporates an evergreen formula pursuant to which on January 1 of each year, we automatically increase the aggregate number of shares reserved for issuance under the plan by an amount equal to the lesser of (1) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (2) 500,000 shares of Common Stock shares.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table shows, for the fiscal years ended December 31, 2019 and 2018, compensation awarded to or paid to, or earned by, our Interim Chief Executive Officer, our former Chief Executive Officer, our two other most highly compensated executive officers and a former executive officer who would have been one of our two other most highly compensated executive officers but for the fact that she was not serving as an executive officer at the end of 2019 (collectively, our “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary $		Bonus $		Stock Awards(1) $	Option Awards(1) $	Non-Equity Incentive Plan Compensation(2) $	All Other Compensation(3) $		Total $
Damien McDevitt,	2019	152,308		—		4,494,000	5,810,650	94,027	10,464		10,561,449
Interim Chief Executive Officer(4)	2018	—		—		—	—	—	—		—
Paula Soteropoulos,	2019	420,270	(6)	—		—	6,153,759	—	827,979	(7)	7,402,008
Former Chief Executive Officer(5)	2018	500,597		—		—	4,464,697	206,000	38,237		5,209,531
Alex G. Howarth,	2019	34,615		50,000	(9)	897,000	3,503,387	—	25,603	(10)	4,510,605
Chief Operating Officer(8)	2018	—		—		—	—	—	—		—
Kyle Jenne,	2019	360,272		2,000	(12)	736,646	2,305,635	160,000	22,345		3,586,898
Chief Commercial Officer(11)	2018	—		—		—	—	—	—		—
Sarah Boyce,	2019	385,318	(14)	—		—	3,596,624	—	535,427	(15)	4,517,368
Former President(13)	2018	343,231		—		580,853	18,023,048	174,600	15,475		19,137,207

(1)

The amounts in this column reflect the aggregate grant date fair value of the shares underlying restricted stock unit awards and option awards granted in the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation transactions. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing these equity awards are described in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 2, 2020 and do not necessarily correspond to the actual economic value recognized or that may be recognized by the named executive officers.

(2)

Amounts for fiscal year 2019 represent amounts earned by the named executive officers during 2019 pursuant to our Performance Management by Objectives (“MBO”) program, but paid in January 2020. On March 8, 2019, our board of directors approved certain corporate objectives with respect to financial, commercial and organizational achievements, which were designed to evaluate corporate performance and determine Performance MBO program rewards for the fiscal year ended December 31, 2019. See “Narrative to Summary Compensation Table—Bonus Opportunity” below for further information regarding the amounts in this column.

(3)

Includes accidental death and dismemberment, basic life, medical, dental and vision insurance, disability insurance, parking and transportation reimbursement, 401(k) matching contributions and insurance premiums, each of which are available to all employees.

(4)	Dr. McDevitt has served as our Interim Chief Executive Officer since September 2019.

(5)	Ms. Soteropoulos resigned from her position as Chief Executive Officer effective as of September 2019.
(6)	Includes payouts of accrued vacation in the amount of $30,751.
(7)	Includes (i) a compensation of $125,000 for consulting services and (ii) a severance payment of $666,682, as further described in “Narrative to Summary Compensation Table” below.
(8)	Mr. Howarth has served as our Chief Operating Officer since December 2, 2019.
(9)	Represents a signing bonus paid to Mr. Howarth in connection with his appointment.
(10)	Includes a relocation reimbursement of $14,454.
(11)	Mr. Jenne has served as our Chief Commercial Officer since October 21, 2019.
(12)	Represents a discretionary bonus paid to Mr. Jenne in connection with the regulatory approval of one of our products, WAYLIVRA, in the European Union.
(13)	Ms. Boyce resigned from her position as President effective as of September 2019.
(14)	Includes payouts of accrued vacation in the amount of $18,490.
(15)	Includes a severance payment of $501,975, as further described in “Narrative to Summary Compensation Table” below.

Narrative to Summary Compensation Table

Offer Letters and Severance Agreements with Our Named Executive Officers

Below are written descriptions of our offer letters and severance agreements with each of Dr. McDevitt, Ms. Soteropoulos, Mr. Howarth, Mr. Jenne and Ms. Boyce. Each of our named executive officers’ employment is “at will” and may be terminated at any time.

Damien McDevitt, Ph.D. We entered into an offer letter agreement with Dr. McDevitt effective September 19, 2019 for the position of Interim Chief Executive Officer. Dr. McDevitt currently receives a base salary of $550,000, which is subject to annual adjustment. Pursuant to his agreement, Dr. McDevitt was also entitled to receive a stock option and a restricted stock unit award, which were granted to him on September 19, 2019, as further described under “—Outstanding Equity Awards at Fiscal Year-End” below. Dr. McDevitt is also eligible to participate in our employee benefit plans, subject to the terms of those plans.

In addition, we entered into a severance benefit agreement with Dr. McDevitt dated September 19, 2019 in connection with his appointment. Pursuant to the severance benefit agreement, in the event of his involuntary termination by the Company without cause or his resignation with good reason, each as defined in his severance benefit agreement, and conditioned upon his execution of a separation and release agreement containing a general release of claims against the Company, Dr. McDevitt will be eligible to receive (1) a lump sum severance payment equal to (a) 15 months of his then-current base salary, (b) reimbursement for continuation coverage of his group health plan coverage for a period of 15 months, and (c) if his termination or resignation occurs within nine months of his employment start date with us and following such termination or resignation, Dr. McDevitt does not return to employment with Ionis, an amount equal to his target annual cash performance bonus for the year of termination multiplied by a fraction, as further set forth in the severance benefit agreement, or (2) if such termination or resignation occurs during the period beginning on a change in control (as defined in the severance benefit agreement) of Akcea and ending 12 months thereafter, then Dr. McDevitt will be entitled to receive a lump sum severance payment equal to (a) 21 months of his then-current base salary, (b) reimbursement for continuation coverage of his group health plan coverage for a period of 21 months and (c) an amount equal to his target annual cash performance bonus for the year of termination multiplied by a fraction, as further set forth in the severance benefit agreement, unless his employment is terminated after June 30th of such year, in which case he will receive an amount equal to his target annual cash performance bonus for the year of termination.

Further, if his employment is terminated without cause or by him for good reason prior to a change in control, then any unvested equity awards granted to him that would have vested during the 12-month period following the date of such termination will become fully vested. If, in connection with a change in control, an equity award granted to Dr. McDevitt is assumed or continued by the acquirer entity but his employment is involuntarily terminated by the Company without cause or by him for good reason, then any unvested portion of the equity award will become vested effective upon the later of (x) 60 days following such termination, or (y) immediately prior to the consummation of such change in control. If an equity award granted to Dr. McDevitt is not assumed or continued by the acquirer entity (or substituted for a similar award of the acquirer entity) in connection with a change in control of Akcea, then any unvested portion of the such award will accelerate in full effective immediately prior to, but contingent upon, the consummation of such change in control. Notwithstanding the foregoing, if our board of directors or the Compensation Committee (x) determines not to employ him as our permanent Chief Executive Officer within nine months of his employment start date, and (y) requests that he complete a transition period of employment of up to six months (but not longer than 45 days after a permanent Chief Executive Officer is hired or appointed) following such determination, then Dr. McDevitt must first complete such transition period of employment in order to be eligible to receive the severance benefits described above.

Paula Soteropoulos. We entered into an offer letter agreement with Ms. Soteropoulos effective January 1, 2015 for the position of President and Chief Executive Officer. In connection with the Inotersen Transaction (as defined below under the heading “Certain Relationships and Related Transactions—Development, commercialization, collaboration and license agreement and related stock purchase agreement with Ionis”), Ms. Soteropoulos resigned from the position of President but remained our Chief Executive Officer. Ms. Soteropoulos received a base salary of $533,025, which was subject to annual adjustment. Pursuant to her agreement, Ms. Soteropoulos was also entitled to receive a stock option, which was granted to her on December 16, 2015. Ms. Soteropoulos was also eligible to participate in our employee benefit plans, subject to the terms of those plans.

On September 18, 2019, we entered into a separation agreement with Ms. Soteropoulos, which superseded any prior agreements between Ms. Soteropoulos and us regarding her employment, including but not limited to, her offer letter and a severance benefit agreement that we entered into with Ms. Soteropoulos on November 28, 2017. Pursuant to the separation agreement, Ms. Soteropoulos’s employment with us terminated as of September 18, 2019. She was eligible to receive a lump sum severance payment equal to (a) 15 months of her then-current base salary and (b) reimbursement for continuation coverage of her group health plan coverage for a period of 15 months. We made a severance payment in the aggregate amount of $666,682 to Ms. Soteropoulos in connection with her termination. In addition, she was also entitled to exercise all of her then vested equity awards pursuant to a “net exercise” arrangement as described in her equity award agreements on or prior to February 4, 2020. On September 16, 2019, Ms. Soteropoulos acquired 678,149 shares of our Common Stock upon such net exercise of her then vested options.

In addition, we entered into a consulting agreement with Ms. Soteropoulos on September 18, 2019, pursuant to which she agreed to provide up to 20 hours per week of consulting services to us following her separation date and through October 31, 2019, which end date was subsequently extended to November 4, 2019 pursuant to an amendment to the consulting agreement, in order to assist with the transition of her duties and responsibilities as our former Chief Executive Officer. In consideration of these consulting services and pursuant to the consulting agreement, Ms. Soteropoulos received a retainer of $125,000, paid in installments during her consulting period. Any equity awards outstanding as of her separation date continued to vest through the end of her consulting period and were exercisable within 90 days following the end of her consulting period.

Alex G. Howarth. We entered into an offer letter agreement with Mr. Howarth effective December 2, 2019 for the position of Chief Operating Officer. Mr. Howarth currently receives a base salary of $450,000, which is subject to annual adjustment. Pursuant to his agreement, Mr. Howarth was entitled to receive a stock option and a restricted stock unit award, which were granted to him on December 2, 2019, as further described under “—Outstanding Equity Awards at Fiscal Year-End” below. Pursuant to his offer letter, Mr. Howarth received a one-time signing bonus of $50,000. He is also eligible to receive a housing allowance of $6,000 per month through the end of 2021 and to participate in our employee benefit plans, subject to the terms of those plans.

In addition, we entered into a severance benefit agreement with Mr. Howarth, effective December 2, 2019, in connection with his employment. Pursuant to the severance benefit agreement, in the event of his involuntary termination by the Company without cause or his resignation with good reason, each as defined in his severance benefit agreement, and conditioned upon his execution of a separation and release agreement containing a general release of claims against the Company, Mr. Howarth will be eligible to receive (1) a lump sum severance payment equal to (a) 12 months of his then-current base salary, and (b) reimbursement for continuation coverage of his group health plan coverage for a period of 12 months, or (2) if such termination occurs during the period beginning on a change in control (as defined in the severance benefit agreement) of Akcea and ending 12 months thereafter, then Mr. Howarth will be entitled to receive a lump sum severance payment equal to 18 months of his then-current base salary plus an amount equal to his target annual cash performance bonus for the year of termination multiplied by a fraction, as further set forth in the severance benefit agreement.

In addition, if, in connection with a change in control, an equity award granted to Mr. Howarth is assumed or continued by the acquirer entity but his employment is involuntarily terminated by the Company without cause or by his for good reason, then any unvested portion of the equity award will become vested effective upon the later of (x) 60 days following such termination, or (y) immediately prior to the consummation of such change in control. In addition, if an equity award granted to Mr. Howarth is not assumed or continued by the acquirer entity (or substituted for a similar award of the acquirer entity) in connection with a change in control of Akcea, then any unvested portion of the such award will accelerate in full effective immediately prior to, but contingent upon, the consummation of such change in control.

Kyle Jenne. We entered into an offer letter agreement with Mr. Jenne effective October 21, 2019 for the position of Chief Commercial Officer. Mr. Jenne currently receives a base salary of $400,000, which is subject to annual adjustment. Pursuant to his agreement, Mr. Jenne was entitled to receive a stock option and a restricted stock unit award, which were granted to him on October 21, 2019, as further described under “—Outstanding Equity Awards at Fiscal Year-End” below. He is eligible to participate in our employee benefit plans, subject to the terms of those plans.

In addition, we entered into a severance benefit agreement with Mr. Jenne, effective December 2, 2019, in connection with his employment. Pursuant to the severance benefit agreement, in the event of his involuntary termination by the Company without cause or his resignation with good reason, each as defined in his severance benefit agreement, and conditioned upon his execution of a separation and release agreement containing a general release of claims against the Company, Mr. Jenne will be eligible to receive (1) a lump sum severance payment equal to (a) 12 months of his then-current base salary, and (b) reimbursement for continuation coverage of his group health plan coverage for a period of 12 months, or (2) if such termination occurs during the period beginning on a change in control (as defined in the severance benefit agreement) of Akcea and ending 12 months thereafter, then Mr. Jenne will be entitled to receive a lump sum severance payment equal to 18 months of his then-current base salary plus an amount equal to his target annual cash performance bonus for the year of termination multiplied by a fraction, as further set forth in the severance benefit agreement.

If, in connection with a change in control, an equity award granted to Mr. Jenne is assumed or continued by the acquirer entity but his employment is involuntarily terminated by the Company without cause or by his for good reason, then any unvested portion of the equity award will become vested effective upon the later of (x) 60 days following such termination, or (y) immediately prior to the consummation of such change in control. In addition, if an equity award granted to Mr. Jenne is not assumed or continued by the acquirer entity (or substituted for a similar award of the acquirer entity) in connection with a change in control of Akcea, then any unvested portion of the such award will accelerate in full effective immediately prior to, but contingent upon, the consummation of such change in control.

Sarah Boyce. We entered into an offer letter agreement with Ms. Boyce effective April 17, 2018 for the position of President. Ms. Boyce received a base salary of $501,975, which was subject to annual adjustment. Pursuant to her agreement, Ms. Boyce was also entitled to receive a stock option grant and a restricted stock unit award, each of which was granted to her on April 17, 2018. Ms. Boyce was also eligible to participate in our employee benefit plans, subject to the terms of those plans.

On September 18, 2019, we entered into a separation agreement with Ms. Boyce, which superseded any prior agreements between Ms. Boyce and us regarding her employment, including but not limited to, her offer letter and a severance benefit agreement that we entered into with Ms. Boyce effective April 17, 2018. Pursuant to the separation agreement, Ms. Boyce’s employment with us terminated as of September 18, 2019. She was eligible to receive a lump sum severance payment equal to (a) 12 months of her then-current base salary and (b) reimbursement for continuation coverage of her group health plan coverage for a period of 12 months. We made a severance payment in the aggregate amount of $501,975 to Ms. Boyce in connection with her termination. In addition, she was also entitled to exercise all of her then vested equity awards to the extent then exercisable or as such awards may become exercisable over time, subject to the terms of her equity award agreements and the separation agreement.

Bonus Opportunity

A component of an executive officer’s compensation, as well as the compensation of our employees at the director level and above, is a discretionary performance-based cash payment through our Performance MBO program. Our Performance MBO program rewards employees for reaching specific objectives and for the judgment they use in making decisions, while an employee’s base salary compensates the employee for his or her continued service and performance. We do not guarantee a Performance MBO as compensation. It is totally at risk. As such, a Performance MBO represents an opportunity for reward based upon the individual’s level of accountability and depends on the success of the Company as measured by corporate performance.

We calculate the actual amount of each executive officer’s respective Performance MBO based on the following formula:

Base Salary (x) Target MBO % (x) Company Performance Factor = Performance MBO Amount

Performance MBOs are limited by a maximum Company Performance Factor and Target MBO Percentage.

For 2018, the Target MBO percentages were 50% for Ms. Soteropoulos and 45% for Ms. Boyce. Dr. McDevitt, Mr. Howarth and Mr. Jenne joined our management team in September, December and October 2019, respectively. For 2018, the maximum potential Company Performance Factor was 200%. The actual Company Performance Factor for 2018 was 80%. Our Compensation Committee determined Individual Performance Factors for 2018, but determined that such Individual Performance Factors should not limit Performance MBOs. Instead, the Compensation Committee decided that all executive officers should be held accountable to the Company Performance Factor, based on the Compensation Committee’s belief that the compensation of the executive officers should be tied directly to the performance of the Company as a whole.

For 2019, the Target MBO percentages were: 60% for Dr. McDevitt, 50% for each of Ms. Soteropoulos and Mr. Howarth, 40% for Mr. Jenne and 45% for Ms. Boyce. For 2019, the maximum potential Company Performance Factor was 200%. The actual Company Performance Factor for 2019 was 60%. On March 8, 2019, our board of directors approved the MBO plan weightings for 2019, pursuant to which the weighting for the Company Performance Factor shall continue to be 100% for all executive officers.

Once the elements of the formula above have been determined, we use that formula to calculate each executive officer’s Performance MBO.

Equity-based Incentive Awards

We use stock options to give all employees, including our executive officers, an economic interest in the long-term appreciation of our Common Stock. We believe awarding stock options provides a way to align employee interests with those of upper management and our stockholders because as our stock price increases, so too does the employee’s compensation. We also grant restricted stock units to certain employees, including our executive officers, in consideration for services rendered to us or our affiliates. We believe that restricted stock unit awards are a key aspect of our ability to attract and retain qualified personnel in the face of intense competition within our industry.

We grant stock options to our new employees upon their commencement of employment with us and we grant new options annually to our existing employees in order to provide a continuing financial incentive in our long-term success. We set the size of the equity awards based on individual and Company performance during the previous year.

The stock option vesting schedule is typically over a 4-year period at the rate of 25% at the end of the first year and then at the rate of approximately 2.08% per month for 36 months thereafter during the optionee’s employment.

The Compensation Committee granted merit non-statutory stock options to the executive officers on January 2, 2020. All of these stock options were granted under our 2015 Plan. The options have a term of ten years and vest at the rate of 25% for the first year and then at the rate of 2.08% per month for 36 months thereafter during the optionee’s employment.

In January 2018, our board of directors granted Paula Soteropoulos a stock option exercisable for up to 275,000 shares of Common Stock in connection with her continuing employment at the Company. In April 2018, our board of directors granted Sarah Boyce a stock option exercisable for up to 1,000,000 shares of Common Stock and a restricted stock unit award for 20,894 shares of Common Stock in connection with her appointment as our former President. In September 2019, our board of directors granted Damien McDevitt a stock option exercisable for up to 400,000 shares of Common Stock and a restricted stock unit award for 200,000 shares of Common Stock in connection with his appointment as our interim Chief Executive Officer. In October 2019, our board of directors granted Kyle Jenne a stock option exercisable for up to 50,000 shares of Common Stock and a restricted stock unit award for 25,000 shares of Common Stock in connection with his promotion to our Chief Commercial Officer. In December 2019, our board of directors granted Alex Howarth a stock option exercisable for up to 300,000 shares of Common Stock and a restricted stock unit award for 50,000 shares of Common Stock in connection with his appointment as our Chief Operating Officer. All of the stock options were granted under our 2015 Plan. For additional information regarding awards granted to our named executive officers in 2019, including the vesting terms for the options and restricted stock units, see “—Outstanding Equity Awards at Fiscal Year-End” below.

Outstanding Equity Awards at Fiscal Year-End—Named Executive Officers.

The following table sets forth certain information regarding outstanding equity awards held as of December 31, 2019 by our named executive officers. Other than the equity awards described in the table below, there were no equity incentive plan awards outstanding for our named executive officers at December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS(1)						STOCK AWARDS
NAME	GRANT DATE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)(2)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OF UNITS OF STOCK THAT HAVE NOT VESTED ($)
Damien McDevitt	9/19/2019	(3)	—	400,000	22.47	9/18/2029	—	—
	9/19/2019	(4)	—	—	—	—	200,000	3,388,000
Paula Soteropoulos	2/17/2016	(5)	6,604	—	6.48	2/4/2020	—	—
	6/5/2017	(6)	12,842	—	12.21	2/4/2020	—	—
	1/2/2018	(7)	126,041	—	17.38	2/4/2020	—	—
Alex G. Howarth	12/2/2019	(8)	—	300,000	17.94	12/1/2029	—	—
	12/2/2019	(9)	—	—	—	—	50,000	847,000
Kyle Jenne	6/5/2017	(10)	82,514	67,147	12.21	6/4/2027	—	—
	1/2/2018	(11)	6,708	7,292	17.38	1/1/2028	—	—
	1/2/2019	(12)	—	81,250	30.73	1/1/2029	—	—
	9/19/2019	(13)	—	—	—	—	11,711	198,384
	10/21/2019	(14)	—	50,000	18.94	10/20/2029	—	—
	10/21/2019	(15)	—	—	—	—	25,000	423,500

Sarah Boyce	—	(16)	—	—	—	—	—	—

(1)	All of the option awards were granted under the 2015 Plan.
(2)

All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our Common Stock, on the date of grant, as determined by our board of directors. Unless otherwise noted, all options granted provide for the following standard vesting schedule: 25% of the shares subject to the option vest on the one-year anniversary of the vesting commencement date and 1/48th of the total shares subject to the option vest on the monthly anniversary of the vesting commencement date over the next three years.

(3)	The shares vest according to the standard vesting schedule, measured from September 19, 2019.
(4)

12.5% of the restricted stock units will vest six months after the grant date. An additional 12.5% will vest twelve months after the grant date. The remaining restricted stock units will vest in equal yearly installments over the next three years thereafter.

(5)	The shares vest according to the standard vesting schedule, measured from January 4, 2016.
(6)	The shares vest according to the standard vesting schedule, measured from January 3, 2017.
(7)	The shares vest according to the standard vesting schedule, measured from January 2, 2018.
(8)	The shares vest according to the standard vesting schedule, measured from December 2, 2019.
(9)	The restricted stock units vest at the rate of 25% per year over four years from the grant date.
(10)	The shares vest according to the standard vesting schedule, measured from May 15, 2017.
(11)	The shares vest according to the standard vesting schedule, measured from January 2, 2018.
(12)	The shares vest according to the standard vesting schedule, measured from January 2, 2019.
(13)	The restricted stock units vest at the rate of 25% per six-month over two years from the grant date.
(14)	The shares vest according to the standard vesting schedule, measured from October 21, 2019.
(15)	The restricted stock units vest at the rate of 25% per year over four years from the grant date.
(16)	Ms. Boyce did not have outstanding equity awards at December 31, 2019.

Director Compensation

Directors who are also our employees do not receive cash or equity compensation for service on our board of directors in addition to the compensation payable for their service as our employees. As a result, Dr. McDeviit, our interim Chief Executive Officer, Ms. Soteropoulos, our former Chief Executive Officer, and Ms. Boyce, our former President, did not receive compensation for their board service in addition to the compensation payable for their service as our employees during the year ended December 31, 2019.

In addition, our non-employee directors who are also employees of Ionis do not receive cash or equity compensation for service on our board of directors. Prior to joining our management as our interim Chief Executive Officer in September 2019, Dr. McDevitt served as the Chief Business Officer at Ionis from June 2018 to September 2019. Dr. McDevitt has served as a member of our board of directors since October 2018, but did not receive compensation for his board service during 2018 because of his affiliation with Ionis.

In May 2018, due to a change in our director compensation policy to make equity grants to non-employee directors who are affiliated with, but not employees of, Ionis, we granted Ms. Parshall an option to purchase 53,000 shares of Common Stock for her service on our board of directors. In June 2018, pursuant to our director compensation policy, we granted each of Messrs. Gabrieli, Fitzgerald and Smith and Mss. Hochberg and Parshall an option to purchase 26,400 shares of Common Stock and to Dr. Moscicki an option to purchase 53,000 shares of Common Stock and an option to purchase 26,400 shares of Common Stock. Similarly, in June 2019, we granted each of Messrs. Gabrieli, Fitzgerald, Moscicki and Smith and Mss. Hochberg and Parshall an option to purchase 26,400 shares of Common Stock. In September 2019, we granted each of Messrs. Klein and Yang an option to purchase 53,000 shares of Common Stock, and in December 2019, we granted Ms. Yanni an option to purchase 53,000 shares of Common Stock, pursuant to our director compensation policy. Dr. Salzman was granted an option to purchase 53,000 shares of Common Stock on February 12, 2020.

Our board of directors established a director compensation program for non-employee members of our board of directors, which as of the date of this Information Statement includes Mr. Fitzgerald, Mr. Gabrieli, Dr. Moscicki, Dr. Salzman, Mr. Smith, Ms. Hochberg, Ms. Parshall, Mr. Klein, Mr. Yang and Ms. Yanni, the “Eligible Directors.” As of the date of this Information Statement, Eligible Directors receive the following annual compensation:

Role	Director Compensation
Board Member (Base)	$40,000
Chairperson of the Board of Directors (Additional)	$30,000
Committee Chairs (Additional)
Audit	$18,000
Compensation	$12,500
Nominating, Governance & Review	$8,000
Compliance	$12,500
Affiliate Transactions	$—
Commercial	$12,500
Financing	$8,000
Committee Member (Additional)
Audit	$9,000
Compensation	$6,000
Nominating, Governance & Review	$4,500
Compliance	$6,000
Affiliate Transactions	$8,000
Commercial	$6,000
Financing	$4,500

If the board of directors creates new committees, we anticipate that the non-employee members of such new committee will receive additional compensation for their role on those committees. We also reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

As of the date of this Information Statement, we expect to grant each new non-employee director an option to purchase 53,000 shares of our Common Stock on the date of his or her initial election to the board. In addition, on the date of each annual meeting of our stockholders, each non-employee director is eligible to receive an option to purchase 26,400 shares of our Common Stock. Such initial and annual options will be issued under our 2015 Plan, will have an exercise price per share equal to the fair market value of our Common Stock on the date of grant and will vest and become exercisable in equal annual installments over the four years following the date of grant, such that the option is fully vested on the fourth anniversary of the date of grant subject to the Eligible Director continuing to provide services to us through such dates. Further, upon a change of control of our Company, vesting of all unvested options held by our Eligible Directors will accelerate in full. The term of each option granted to an Eligible Director will be 10 years.

The following table shows for the fiscal year ended December 31, 2019 certain information with respect to the compensation of all our non-employee directors:

Director Compensation for Fiscal 2019

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
B. Lynne Parshall(3)	$68,617	$398,633	—	$467,250
Edward M. Fitzgerald	$56,000	$398,633	—	$454,633
Christopher Gabrieli	$101,375	$398,633	—	$500,008
Elaine Hochberg	$62,073	$398,633	—	$460,706
Joseph Klein, III(4)	$13,962	$778,598	—	$792,560
Richard A. Moscicki	$33,375	$398,633	—	$432,008
Amber Salzman(5)	$—	$—	—	$—
Sandford D. Smith	$54,751	$398,633	—	$453,384
Michael J. Yang(6)	$12,679	$778,598	—	$791,277
Barbara Yanni(7)	$—	$672,102	—	$672,102

(1)

The amounts in this column reflect the aggregate grant date fair value of the shares underlying restricted stock unit award and option awards granted in the applicable year, computed in accordance with FASB ASC Topic 718 for stock-based compensation transactions. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the non-employee director will perform the requisite service for the award to vest in full. The assumptions we used in valuing these equity awards are described in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 2, 2020 and do not necessarily correspond to the actual economic value recognized or that may be recognized by the directors.

(2)	The table below shows the aggregate number of option awards outstanding for each of our non-employee directors as of December 31, 2019:

Name	Option Awards (#)
B. Lynne Parshall	105,800
Edward M. Fitzgerald	105,637
Christopher Gabrieli	105,637
Elaine Hochberg	105,637
Joseph Klein, III	53,000
Richard A. Moscicki	105,800
Amber Salzman	—
Sandford D. Smith	105,800
Michael J. Yang	53,000
Barbara Yanni	53,000

(3)

During the fiscal year ended December 31, 2017, Ms. Parshall did not receive compensation for her board service because of her affiliation with Ionis. During the fiscal year ended December 31, 2017, Ms. Parshall received compensation from Ionis in connection with her service as Ionis’ Chief Operating Officer. Since January 2018, Ms. Parshall received compensation from Ionis in connection with her service as Senior Strategic Advisor to Ionis. In May 2018, Ms. Parshall was determined by our Compensation Committee to be an Eligible Director pursuant to the terms of our compensation policy for non-employee directors and has since received compensation from us in connection with her service as a member of our board of directors.

(4)	Mr. Klein has served as a member of our board of directors since September 2019.
(5)	Dr. Salzman has served as a member of our board of directors since February 2020.
(6)	Mr. Yang has served as a member of our board of directors since September 2019.
(7)	Ms. Yanni has served as a member of our board of directors since December 2019.

Certain Relationships and Related Transactions

Except as described below, there have been no transactions since January 1, 2019 in which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our Common Stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Development, commercialization and license agreement with Ionis

In December 2015, we entered into a development, commercialization and license agreement with Ionis in which Ionis granted exclusive rights to us to develop and commercialize WAYLIVRA, AKCEA-APO(a)-LRx, AKCEA-APOCIII-LRx, and AKCEA-ANGPTL3-LRx, which are collectively referred to as the Lipid Drugs. Ionis granted us an exclusive license to certain patents to develop and commercialize products containing the Lipid Drugs. Ionis also granted us a non-exclusive license to the Ionis antisense platform technology for us to develop and commercialize products containing the Lipid Drugs. Ionis also granted us non-exclusive rights to manufacture the Lipid Drugs in our own facility, or at a contract manufacturer. As a part of this agreement both companies agreed not to work with any other parties to develop or commercialize other RNA-targeting medicines that are designed to inhibit any of the Lipid Drug targets so long as we are developing or commercializing the Lipid Drugs.

We and Ionis share development responsibilities for the Lipid Drugs, other than the medicines licensed to Novartis under our strategic collaboration, option and license agreement (as described below) and AKCEA-ANGPTL3-LRx, which is licensed to Pfizer Inc. (“Pfizer”) pursuant to a license agreement we entered into with Pfizer in October 2019 (such excluded Lipid Drugs, collectively, the “Excluded Lipid Drugs”). The closing of the Pfizer transaction occurred in November 2019. We pay Ionis for the research and development expenses it incurs on our behalf, which include both external and internal expenses. A Joint Steering Committee (“JSC”) comprising two senior members from each company, sets the development strategy for the Lipid Drugs by mutual agreement. A regulatory sub-committee, established by the JSC and having equal membership from each company, will set the regulatory strategy for each of the Lipid Drugs by mutual agreement. If the regulatory sub-committee cannot agree on an issue related to the regulatory strategy for any one of the Lipid Drugs, we will submit the disputed issues to a mutually agreed-upon regulatory expert, we will share the costs of the expert and the expert’s decision will be binding. At the time of this agreement, we agreed to the initial membership of a cardiometabolic advisory board that will advise the JSC on matters related to the development of the Lipid Drugs. We will provide Ionis notice of all meetings of this advisory board and Ionis personnel will have the ability to attend these meetings.

As we commercialize each of the Lipid Drugs other than the Excluded Lipid Drugs, we will pay Ionis royalties ranging from the mid-teens to the mid-twenties on sales related to the Lipid Drugs that we sell. If we sell a Lipid Drug for a Rare Disease Indication (defined in our agreement as less than 500,000 patients worldwide or an indication that required a Phase 3 program of less than 1,000 patients and less than 2 years of treatment), we will pay a higher royalty rate to Ionis than we do if we sell a Lipid Drug for a Broad Disease Patient Population (defined in our agreement as more than 500,000 patients worldwide or an indication that required a Phase 3 program of 1,000 or more patients and 2 or more years of treatment). Other than with respect to the Excluded Lipid Drugs, if our annual sales reach $500.0 million, $1.0 billion and $2.0 billion, we will be obligated to pay Ionis sales milestones in the amount of $50.0 million for each sales milestone reached by each Lipid Drug. If and when triggered, we will pay Ionis each of these sales milestones over the subsequent 12 quarters in equal payments. We share 50% of payments we receive from Novartis and Pfizer with Ionis.

To sublicense one or more Lipid Drugs licensed to us under this agreement, we will need to mutually agree on the terms of the sublicense with Ionis. If we sublicense any one of the Lipid Drugs to a commercial partner, we will share 50% of any revenue from the commercial partner with Ionis, excluding (1) money received from our partner specifically designated to fund future research and development costs and (2) money we are obligated to spend in support of commercialization of a Lipid Drug in a co-commercialization arrangement. Regarding our Novartis collaboration, we paid Ionis $15.0 million of the $75.0 million upfront option payment we received from Novartis. In February 2019, we also earned a $150.0 million license fee when Novartis exercised its option to license AKCEA-APO(a)-LRx. As a result of the option exercise, on March 26, 2019, we issued 2,837,373 shares of our Common Stock to Ionis as payment of a $75.0 million sublicense fee. We will share with Ionis 50% of any additional payments we receive from Novartis, excluding money received specifically designated to fund future development costs and money we are obligated to spend to co-commercialize a medicine. Regarding our Pfizer collaboration, we received a license fee of $250.0 million on November 19, 2019, for which we issued 6,873,344 shares of our Common Stock on December 17, 2019 to Ionis as payment of a $125.0 million sublicense fee. We will share with Ionis 50% of any additional license fees, milestone payments and royalties we receive from Pfizer.

We may terminate this agreement if Ionis is in material breach of the agreement. Ionis may terminate this agreement if we are in material breach of the agreement. In each circumstance the party that is in breach will have an opportunity to cure the breach prior to the other party terminating this agreement.

In January 2017, we entered into letter agreements with Ionis to reflect the agreed upon payment terms with respect to the upfront option payment that we received from Novartis and to allocate the premium that Novartis paid for Ionis’ Common Stock in connection with our strategic collaboration with Novartis. In October 2019, we entered into a letter agreement with Ionis to reflect the agreed upon payment terms with respect to the upfront license fee we received from Pfizer in connection with our license agreement with Pfizer.

In April 2017, Ionis granted us a right of first negotiation with respect to Ionis development candidates that are designed to treat a rare cardiometabolic disease or a rare inherited metabolic disease, where we have the capability and financial and other resources to develop and commercialize the development candidate and Ionis does not have an agreement with a third party that would preclude granting us this right. If we exercise our right of first negotiation for an eligible development candidate, we and Ionis will negotiate in good faith the terms of an exclusive license for us to develop and commercialize the development candidate. If we and Ionis cannot agree to the terms of such a license, Ionis may grant a license to a third party on terms no more favorable than Ionis last offered to us. This right of first negotiation expires in April 2024.

Services agreement with Ionis

In December 2015, we entered into a services agreement with Ionis, which agreement was amended and restated in March 2018 in connection with the Inotersen Transaction (as defined below). Under the services agreement, Ionis provides us certain services, including, without limitation, general and administrative support services and development support services. Ionis has allocated a certain percentage of personnel to perform the services that it provides to us based on its good faith estimate of the required services. We pay Ionis for these allocated costs, which reflect the Ionis full-time equivalent (“FTE”) rate for the applicable personnel, plus out-of-pocket expenses such as occupancy costs associated with the FTEs allocated to providing us these services. We do not pay a mark-up or profit on the external or internal expenses Ionis bills to us. Ionis invoices us quarterly for all amounts due under the services agreement and payments are due within 30 days of the receipt of an invoice.

In addition, as long as Ionis continues to consolidate our financials, we will comply with Ionis’ policies and procedures and internal controls. As long as we are consolidated into Ionis’ financial statements under U.S. GAAP, we may continue to access the following services from Ionis:

•	investor relations services,

•	human resources and personnel services,

•	risk management and insurance services,

•	tax related services,

•	corporate record keeping services,

•	financial and accounting services,

•	credit services, and

•	COO/CFO/CBO oversight.

However, if we wanted to provide the foregoing services internally, and doing so would not negatively impact Ionis’ internal controls and procedures for financial reporting, we can negotiate in good faith with Ionis for a reduced scope of services related to the aforementioned services. When Ionis determines it should no longer consolidate our financials, we may mutually agree with Ionis in writing to extend the term of this arrangement in six-month increments.

We can establish our own benefits programs or continue to use Ionis’ benefits, however we must provide Ionis a minimum advance notice to opt-out of using Ionis’ benefits. We do not currently plan to establish our own benefits programs at this time or in the near future.

Development, commercialization, collaboration and license agreement and related stock purchase agreement with Ionis

In March 2018, we entered into a development, commercialization, collaboration and license agreement (the “License Agreement”) and a related stock purchase agreement (the “Stock Purchase Agreement”) with Ionis, which was approved by our stockholders other than Ionis and its affiliates at a special meeting of stockholders held on April 16, 2018 and closed on April 17, 2018 (such transaction, the “Inotersen Transaction”). In accordance with the terms and provisions of the License Agreement, we received the rights to commercialize inotersen and perform certain other non-commercial activities with respect to inotersen, in each case, in accordance with a global strategic plan; assist in the development, through the completion of all pivotal studies, of a follow-on medicine to inotersen, AKCEA-TTR-LRx and perform other non-commercial activities with respect to AKCEA-TTR-LRx; commercialize AKCEA-TTR-LRx, following receipt of regulatory approval in accordance with a global strategic plan; share in profits of sales and losses incurred with respect to inotersen and AKCEA-TTR-LRx; and manufacture (including through a third party) each product following receipt of regulatory approval for such product.

At closing, as payment for the grant of rights to us under the License Agreement, we paid an upfront licensing fee of $150 million, payable in shares of our Common Stock priced by reference to a recent trading average. To support our commercialization of inotersen and AKCEA-TTR-LRx, Ionis purchased $200 million of our Common Stock at the same price per share. We agreed to share inotersen and AKCEA-TTR-LRx profits and losses with Ionis as follows: for inotersen, beginning on the earlier of (1) the first day of the quarter after receipt of regulatory approval of inotersen in the United States, or (2) January 1, 2019, we will share profits and losses from the development and commercialization of inotersen with Ionis (A) on a 60/40 basis (60% to Ionis and 40% to us) through the end of the quarter in which the first commercial sale of AKCEA-TTR-LRx occurs, and (B) on a 50/50 basis commencing on the first day of the first quarter thereafter; and for AKCEA-TTR-LRx, beginning January 1, 2018, we will share all profits and losses from the development and commercialization of AKCEA-TTR-LRx on a 50/50 basis with Ionis. In addition, we will be obligated to make milestone payments to Ionis in connection with the achievement of certain development, regulatory and commercialization events. We may elect to pay each milestone payment in cash or shares of our Common Stock and Ionis may require payment in shares of Common Stock. For example, as a result of the MA approval for TEGSEDI in the EU, on August 3, 2018, we issued 1,597,571 shares of our Common Stock to Ionis as payment of the $40.0 million regulatory milestone for TEGSEDI, and as a result of the regulatory approval for TEGSEDI in the United States, on October 17, 2018 we issued 1,671,849 shares of our Common Stock to Ionis as payment of the $50.0 million regulatory milestone for TEGSEDI. Once we have achieved the milestone event for aggregate worldwide annual net sales of $750 million for the products, all subsequent milestone payments must be paid in cash. In connection with the transaction, we amended our Certificate of Incorporation to increase the authorized shares of Common Stock from 100,000,000 shares to 125,000,000 shares.

Strategic collaboration with Novartis

In January 2017, we initiated a strategic collaboration with Novartis Pharma AG (“Novartis”), the holder of approximately 6% of our Common Stock as of February 28, 2020, for the development and commercialization of AKCEA-APO(a)-LRx and AKCEA-APOCIII-LRx. In February 2019, Novartis exercised its option to license AKCEA-APO(a)-LRx. Novartis initiated a Phase 3 study of AKCEA-APO(a)-LRx in patients with established cardiovascular disease, or CVD, and elevated levels of Lp(a). Novartis is now responsible for all future development and commercialization activities for AKCEA-APO(a)-LRx. We are eligible to receive royalties on sales of AKCEA-APO(a)-LRx from Novartis and milestone payments if and when it meets the development, regulatory and sales milestones specified in our agreement. In connection with Novartis’ exercise of its option to exclusively license AKCEA-APO(a)-LRx, we and Novartis established a more definitive framework under which we may negotiate the co-commercialization of AKCEA-APO(a)-LRx between the two companies in selected markets. Included in this framework is an option by which Novartis could solely commercialize AKCEA-APO(a)-LRx in exchange for Novartis paying us increased commercial milestone payments based on sales of AKCEA-APO(a)-LRx. We will share any milestone payments and royalties equally with Ionis.

In December 2019, Novartis made a strategic portfolio decision not to exercise its option and to terminate its rights to AKCEA-APOCIII-LRx and, consequently, we now retain the rights to AKCEA-APOCIII-LRx. In January 2020, we received positive Phase 2 top line results from this program in the treatment of patients with hypertriglyceridemia who are at risk for, or have established, CVD. We and Ionis plan to initiate a Phase 3 program in familial chylomicronemia syndrome for this medicine this year and we are evaluating development in additional rare and common diseases that are associated with high triglyceride levels, and we also believe this medicine has the potential to impact numerous other risk factors independently associated with CVD.

From this agreement, we received $75.0 million in an upfront option payment in February 2017, of which we retained $60.0 million and paid Ionis a $15.0 million sublicense fee, and Novartis purchased $100.0 million of Ionis’ common stock at a premium. We received a $150.0 million license fee when Novartis exercised its option to license AKCEA-APO(a)-LRx in February 2019, for which we issued 2,837,373 shares of our Common Stock to Ionis on March 29, 2019, as payment of a $75.0 sublicense fee. In addition to the upfront and option payment, we are eligible to receive up to $675.0 million in milestone payments from Novartis for AKCEA-APO(a)-LRx, including $25.0 million for the achievement of a development milestone, up to $290.0 million for the achievement of regulatory milestones and up to $360.0 million for the achievement of commercialization milestones. We are also eligible to receive tiered, double-digit royalties in the mid-teens to low twenty percent range on net sales of AKCEA-APO(a)-LRx, and Novartis will reduce these royalties upon the expiration of certain patents or if a generic competitor negatively impacts the product in a specific country. We will share any milestone payments and royalties equally with Ionis.

If Novartis stops developing or commercializing AKCEA-APO(a)-LRx and we subsequently commercialize the medicine on our own or with another party, we are required to negotiate in good faith and mutually agree with Novartis the terms of a royalty payable to Novartis on the returned medicine.

The agreement with Novartis will continue until the expiration of all payment obligations under the agreement. In addition, the agreement as a whole or with respect to any medicine under the agreement may terminate early under the following situations:

•	Novartis may terminate the agreement as a whole or with respect to any medicine at any time by providing written notice to us;

•

Either we or Novartis may terminate the agreement with respect to any medicine by providing written notice to the other party in good faith that we or Novartis have determined that the continued development or commercialization of the medicine presents safety concerns that pose an unacceptable risk or threat of harm in humans or would violate any applicable law, ethical principles or principles of scientific integrity;

•

Either we or Novartis may terminate the agreement for a medicine by providing written notice to the other party upon the other party’s uncured failure to perform a material obligation related to the medicine under the agreement, or the entire agreement if the other party becomes insolvent; and

•	We may terminate the agreement if Novartis disputes or assists a third party to dispute the validity of any of our or Ionis’ patents.

Strategic Advisory Services Agreement with Ms. Parshall

On January 9, 2020, we entered into a strategic advisory services agreement with Ms. Parshall, the chairperson of our board of directors, under which Ms. Parshall is entitled to receive compensation of $139,500 for certain strategic advisory services provided in the fiscal year ending December 31, 2020, which will be paid in four equal installments of $34,875 on a quarterly basis. Payment for services after 2020 will be set by mutual written agreement between the Company and Ms. Parshall. This agreement will continue until termination by either Ms. Parshall or us, upon 90 days advance written notice.

In addition to this compensation for strategic advisory services, Ms. Parshall is also entitled to receive the same compensation as we provide to other non-employee directors for her services as a member of our board of directors, as well as additional compensation as the chairperson of our board of directors. Such additional compensations in connection with Ms. Parshall’s board services are described in more detail above under the heading “Director Compensation.”

Indemnification

We have entered into indemnity agreements with each of our executive officers and directors and certain non-executive officers which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Akcea, and otherwise to the fullest extent permitted under Delaware law and our bylaws. Our bylaws provide that we will indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law, except that we will generally not be required to indemnify a director or executive officer in connection with any proceeding initiated by such director or executive officer.

Policies and Procedures Regarding Related Party Transactions

We have a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In addition, under our Code of Conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to: the risks, costs and benefits to us; the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated; the availability of other sources for comparable services or products; and the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

Other than the agreements described above under the headings “Development, commercialization, collaboration and license agreement and related stock purchase agreement with Ionis” and “Strategic Advisory Services Agreement with Ms. Parshall,” all of the transactions described above were entered into prior to the adoption of the written policy, but all were approved by our board of directors considering similar factors to those described above.

AUDIT COMMITTEE REPORT*

The Audit Committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent registered public accountants, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and any other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants, the independent registered public accountants’ independence from management and Akcea, including the matters in the written disclosures required by PCAOB Rule 3526. The Audit Committee received from Ernst & Young LLP written disclosure and the letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with our independent registered public accountants the matters required by the Statement on Auditing Standards No. 1301.

The Audit Committee also reviewed and discussed together with management and the independent registered public accountants the audited consolidated financial statements for the fiscal year ended December 31, 2019, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accountants’ audit of internal control over financial reporting.

The Audit Committee discussed with our independent registered public accountants the overall scope and plans for their audit. The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC. The Audit Committee and the board of directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as our independent registered public accountants for 2020.

The Audit Committee

Edward M. Fitzgerald, Chairman

Joseph Klein, III

Barbara Yanni

*

This section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Akcea under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

HOUSEHOLDING OF MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notice Regarding the Availability of Information Statement Materials with respect to two or more stockholders sharing the same address by delivering a single Notice Regarding the Availability of Information Statement Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our information statement materials. A single Notice Regarding the Availability of Information Statement Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have been notified by your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice Regarding the Availability of Information Statement Materials, please notify your broker and direct your written request to Akcea Therapeutics, Inc., Attn: Corporate Secretary, 22 Boston Wharf Road, 9th Floor, Boston, Massachusetts 02210, or contact our Corporate Secretary at (617) 207-0202 and we will promptly provide you a separate Notice Regarding the Availability of Information Statement Materials. Stockholders who currently receive multiple copies of the Information Statement or Notice Regarding the Availability of Information Statement Materials at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting.

For further information about Akcea Therapeutics, Inc., please request a free copy of our Annual Report on Form 10-K for the year ended December 31, 2019 that we filed with the SEC. Please send written requests to:

Joshua Patterson, Corporate Secretary

Akcea Therapeutics, Inc.

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

You may also visit our website (http://ir.akceatx.com/media-investors/corporate-governance) to view our 2019 Annual Report on Form 10-K. The Annual Report on Form 10-K is not incorporated into this Information Statement and is not considered soliciting material. Further, the reference to our website address in this Information Statement does not constitute incorporation by reference of the information contained on our website and should not be considered to be part of this Information Statement.

By Order of the Board of Directors,
/s/ Damien McDevitt
Damien McDevitt
Interim Chief Executive Officer

March 4, 2020

Exhibit A

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDER OF

AKCEA THERAPEUTICS, INC.

The undersigned stockholder of AKCEA THERAPEUTICS, INC., a Delaware corporation (the “Company”), hereby consents with respect to all shares of the Company’s capital stock owned by such stockholder, pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), to the adoption of the following resolutions and to the taking of the actions referred to in such resolutions:

ELECTION OF DIRECTORS

WHEREAS, on February 23, 2020, the Board of Directors of the Company (the “Board”) nominated for election as directors of the Company by the Company’s stockholders each of B. Lynne Parshall, Elaine Hochberg, Joseph “Skip” Klein, III, Damien McDevitt, Amber Salzman, Sandford D. Smith, Michael Yang and Barbara Yanni (collectively, the “Director Nominees”), and has further recommended that the stockholders of the Company vote in favor of the election of the Director Nominees to serve as directors of the Company until the Company’s 2021 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned hereby votes all of its shares in favor of the election of the following persons, and the following persons are therefore hereby elected, as directors of the Company, each to serve until the Company’s 2021 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal:

B. Lynne Parshall (Chairperson)

Elaine Hochberg

Joseph “Skip” Klein, III

Damien McDevitt

Amber Salzman

Sandford D. Smith

Michael Yang

Barbara Yanni

AMENDMENT TO 2015 EQUITY INCENTIVE PLAN

WHEREAS, the Board has previously approved an amendment (the “Amendment”) to the Company’s 2015 Equity Incentive Plan, as amended (the “2015 Plan,” as amended by the Amendment, the “Amended 2015 Plan”), to increase the number of shares of common stock of the Company, par value $0.001 (“Common Stock”), reserved for issuance pursuant to the 2015 Plan by 5,000,000 shares from 18,500,000 shares of Common Stock to 23,500,000 shares of Common Stock.

WHEREAS, the 5,000,000 share increase is intended to ensure that the Company has sufficient shares of Common Stock reserved for issuance under the Amended 2015 Plan for use through 2021 for stock option awards to be granted by the Company based on the Company’s projected hiring plan and the current rate at which the Company intends to grant stock option awards to its employees and the Board.

WHEREAS, the Amended 2015 Plan, in substantially the form attached hereto as Exhibit A, must be submitted to the stockholders of the Company for their consideration and approval in accordance with applicable law in order to become effective.

NOW, THEREFORE, BE IT RESOLVED, that the Amended 2015 Plan, and all issuances of Common Stock effected pursuant to such increase, be, and such increase and issuances hereby are, ratified, confirmed and approved in all respects.

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to take such further action and execute such additional documents as each may deem necessary or appropriate to carry out the foregoing resolutions.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

WHEREAS, the Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2020 fiscal year and requested management to ask for stockholder ratification of such selection.

NOW, THEREFORE, BE IT RESOLVED, that the selection by the Audit Committee of the Board of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2020 fiscal year be, and it hereby is, ratified.

GENERAL AUTHORIZING RESOLUTION; EFFECTIVE DATE

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to take such further actions and execute such further documents, as they deem necessary or appropriate to effectuate the intent of the foregoing resolutions, including without limitation the filing and distribution of any Information Statement required to be filed and distributed in accordance with Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

RESOLVED FURTHER, that this Action by Written Consent shall be effective immediately upon delivery of counterparts signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take the above actions at a meeting at which all shares entitled to vote thereon were present and voted to the Company; provided that, pursuant to Rule 14c-2 under the Exchange Act, the foregoing actions approved hereby will not become effective until our 2020 Annual Meeting to be held on April 13, 2020, which date is at least twenty days from the date that an Information Statement pursuant to Section 14(c) of the Exchange Act is first made available to our stockholders.

This Action by Written Consent may be executed and delivered in multiple counterparts (including facsimile, PDF or other electronic counterparts), each of which, when taken together, will constitute one document. This Action by Written Consent shall be filed with the minutes of the proceedings of the stockholders of the Company and said resolutions shall have the same force and effect as if they were adopted at a meeting at which the undersigned were personally present.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this ACTION BY WRITTEN CONSENT OF THE STOCKHOLDER as of March 2, 2020.

STOCKHOLDER:

IONIS PHARMACEUTICALS, INC.

/s/ Patrick O’Neil
(Signature)

Patrick R. O’Neil
(Print Name)

SVP, Legal and General Counsel
(Title, if applicable)

[Signature Page to Action by Written Consent by the Stockholder of Akcea Therapeutics, Inc.]

Exhibit B

AKCEA THERAPEUTICS, INC.

2015 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: DECEMBER 16, 2015

APPROVED BY THE STOCKHOLDERS: DECEMBER 16, 2015

AMENDED BY THE BOARD OF DIRECTORS: JULY 15, 2016

APPROVED BY THE STOCKHOLDERS: JULY 15, 2016

AMENDED BY THE BOARD OF DIRECTORS: MAY 2, 2017

APPROVED BY THE STOCKHOLDERS: JUNE 19, 2017

AMENDED BY THE BOARD OF DIRECTORS: DECEMBER 5, 2017

APPROVED BY THE STOCKHOLDERS: APRIL 17, 2018

AMENDED BY THE BOARD OF DIRECTORS: SEPTEMBER 28, 2018

APPROVED BY THE STOCKHOLDERS: NOVEMBER 21, 2018

AMENDED BY THE BOARD OF DIRECTORS: DECEMBER 13, 2019

APPROVED BY THE STOCKHOLDERS: MARCH 2, 2020

TERMINATION DATE: DECEMBER 15, 2025

1.	GENERAL.

(a)    Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(b)    Available Stock Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, and (v) Stock Appreciation Rights.

(c)    Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.	ADMINISTRATION.

(a)    Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 2(c).

(b)    Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine from time to time (A) which of the persons eligible under the Plan shall be granted Stock Awards; (B) when and how each Stock Award shall be granted; (C) what type or combination of types of Stock Award shall be granted; (D) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii)    To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Stock Award fully effective.

(iii)    To settle all controversies regarding the Plan and Stock Awards granted under it.

(iv)    To accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(v)    To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)    To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Stock Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Stock Awards available for issuance under the Plan. Except as provided above, rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii)    To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 422 of the Code regarding Incentive Stock Options.

(viii)    To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Stock Awards if necessary to maintain the qualified status of the Stock Award as an Incentive Stock Option or to bring the Stock Award into compliance with Section 409A of the Code and the related guidance thereunder.

(ix)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.

(x)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(xi)    To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (1) the reduction of the exercise price of any outstanding Option under the Plan, (2) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (A) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (B) a Restricted Stock Award, (C) a Stock Appreciation Right, (D) Restricted Stock Unit, (E) cash and/or (F) other valuable consideration (as determined by the Board, in its sole discretion), or (3) any other action that is treated as a repricing under generally accepted accounting principles; provided, however, that no such reduction or cancellation may be effected if it is determined, in the Company’s sole discretion, that such reduction or cancellation would result in any such outstanding Option becoming subject to the requirements of Section 409A of the Code.

(c)    Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(d)    Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following: (i) designate Officers (other than Officers of a Vice President level or senior thereto) and Employees of the Company or any of its Subsidiaries to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value of the Common Stock pursuant to Section 13(t) below.

(e)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f)    Arbitration. Any dispute or claim concerning any Stock Awards granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in San Diego, California. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting a Stock Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3.	SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed 23,500,0001 shares. For clarity, the limitation in this Section 3(a) is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a).

(b)    Reversion of Shares to the Share Reserve. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition

[1]

This is the sum of (i) 6,340,508 shares originally approved by the Company’s stockholders in December 2015 (adjusted for the reverse stock split in connection with the Company’s initial public offering), plus (ii) 2,159,492 shares approved by the Company’s stockholders in June 2017, plus (iii) 5,000,000 shares approved by the Company’s stockholders in April 2018, plus (iv) 5,000,000 shares approved by the Company’s stockholders in November 2018, plus (v) 5,000,000 new shares.

required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to Section 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan. Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be issued pursuant to the Plan. Notwithstanding the provisions of this Section 3(b), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(c)    Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3(c), subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be twice the number of shares that may be issued pursuant to all Stock Awards as set forth in Section 3(a) above.

(d)    Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	ELIGIBILITY.

(a)    Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)    Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)    Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”) because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other provision of Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

5.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a)    Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b)    Exercise Price. Subject to the provisions of Section 4(b) regarding Incentive Stock Options granted to Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c)    Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i)    by cash, check, bank draft or money order payable to the Company;

(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)    by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;

(v)    according to a deferred payment or similar arrangement approved by the Board between the Company and the Optionholder; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (A) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code, and (B) the classification of the Option as a liability for financial accounting purposes; or

(vi)    in any other form of legal consideration that may be acceptable to the Board.

(d)    Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)    Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option to such extent as permitted by Rule 701 of the Securities Act at the time of the grant of the Option and in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii)    Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)    Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from the Option exercise.

(e)    Vesting of Options Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f)    Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than thirty (30) days), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g)    Extension of Termination Date. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h)    Disability of Optionholder. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i)    Death of Optionholder. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the

Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate. If the Optionholder designates a third party beneficiary of the Option in accordance with Section 5(d)(iii), then upon the death of the Optionholder such designated beneficiary shall have the sole right to exercise the Option and receive the Common Stock or other consideration resulting from the Option exercise.

(j)    Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(k)    Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Subject to the “Repurchase Limitation” in Section 8(l), any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. Provided that the “Repurchase Limitation” in Section 8(l) is not violated, the Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid classification of the Option as a liability for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option Agreement.

(l)    Right of Repurchase. Subject to the “Repurchase Limitation” in Section 8(l), the Option may include a provision whereby the Company may elect to repurchase all or any part of the vested shares of Common Stock acquired by the Optionholder pursuant to the exercise of the Option.

(m)    Right of First Refusal. The Option may include a provision whereby the Company may elect to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option. Such right of first refusal shall be subject to the “Repurchase Limitation” in Section 8(l). Except as expressly provided in this Section 5(n) or in the Option Agreement, such right of first refusal shall otherwise comply with any applicable provisions of the Bylaws of the Company.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a)    Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration. A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)    Vesting. Subject to the “Repurchase Limitation” in Section 8(l), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)    Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)    Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b)    Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)    Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)    Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)    Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)    Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)    Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii)    Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c)    Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)    Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii)    Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right granted as a stand-alone or tandem Stock Award shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii)    Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board on the date of grant.

(iv)    Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v)    Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi)    Non-Exempt Employees. No Stock Appreciation Right granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Stock Appreciation Right. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise of a Stock Appreciation Right will be exempt from his or her regular rate of pay.

(vii)    Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(viii)    Termination of Continuous Service. Except as otherwise provided in the applicable Stock Appreciation Right Agreement or other agreement between the Participant and the Company, in the event that a

Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than thirty (30) days), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(ix)    Disability of Participant. Except as otherwise provided in the applicable Stock Appreciation Right Agreement or other agreement between the Participant and the Company, in the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (A) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than six (6) months), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(x)    Death of Participant. Except as otherwise provided in the applicable Stock Appreciation Right Agreement or other agreement between the Participant and the Company, in the event that (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Appreciation Right Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Stock Appreciation Right may be exercised (to the extent the Participant was entitled to exercise such Stock Appreciation Right as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Stock Appreciation Right by bequest or inheritance or by a person designated as the beneficiary of the Stock Appreciation Right upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after the Participant’s death, the Stock Appreciation Right is not exercised within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(xi)    Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

7.	COVENANTS OF THE COMPANY.

(a)    Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b)    Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c)    No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)    Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)    Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d)    No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)    Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the

Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g)    Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding payment from any amounts otherwise payable to the Participant; (iv) withholding cash from a Stock Award settled in cash; or (v) by such other method as may be set forth in the Stock Award Agreement.

(h)    Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i)    Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)    Compliance with Section 409A. To the extent that the Board determines that any Stock Award granted hereunder is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Stock Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Stock Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Stock Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Stock Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Stock Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(k)    Compliance with Exemption Provided by Rule 12h-1(f). If: (i) the aggregate of the number of Optionholders and the number of holders of all other outstanding compensatory employee stock options to purchase shares of Common Stock equals or exceeds five hundred (500), and (ii) the assets of the Company at the end of the Company’s most recently completed fiscal year exceed $10 million, then the following restrictions shall apply during any period during which the Company does not have a class of its securities registered under Section 12 of the Exchange Act and is not required to file reports under Section 15(d) of the Exchange Act: (A) the Options and, prior to exercise, the shares of Common Stock acquired upon exercise of the Options may not be transferred until the Company is no longer relying on the exemption provided by Rule 12h-1(f) promulgated under the Exchange Act (“Rule 12h-1 (f)”), except: (1) as permitted by Rule 701(c) promulgated under the Securities Act, (2) to a guardian upon the disability of the Optionholder, or (3) to an executor upon the death of the Optionholder (collectively, the “Permitted Transferees”); provided, however, the following transfers are permitted: (i) transfers by the Optionholder to the Company, and (ii) transfers in connection with a change of control or other acquisition involving the Company, if following such transaction, the Options no longer remain outstanding and the Company is no longer relying on the exemption provided by Rule 12h-1(f); provided further, that any Permitted Transferees may not further transfer the Options; (B) except as otherwise provided in (A) above, the Options and shares of Common Stock acquired upon exercise of the Options are restricted as to any pledge, hypothecation, or other transfer, including any short position, any “put equivalent position” as defined by Rule 16a-1(h) promulgated under the Exchange Act, or any “call equivalent position” as defined by Rule 16a-1(b) promulgated under the Exchange Act by the Optionholder prior to exercise of an Option until the Company is no longer relying on the exemption provided by Rule 12h-1(f); and (C) at any time that the Company is relying on the exemption provided by Rule 12h-1(f), the Company shall deliver to Optionholders (whether by physical or electronic delivery or written notice of the availability of the information on an internet site) the information required by Rule 701(e)(3), (4), and (5) promulgated under the Securities Act every six (6) months, including financial statements that are not more than one hundred eighty (180) days old; provided, however, that the Company may condition the delivery of such information upon the Optionholder’s agreement to maintain its confidentiality.

(l)    Repurchase Limitation. The terms of any repurchase option shall be specified in the Stock Award Agreement. The repurchase price for vested shares of Common Stock shall be the Fair Market Value of the shares of Common Stock on the date of repurchase. The repurchase price for unvested shares of Common Stock shall be the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price. However, the Company shall not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time necessary to avoid classification of the Stock Award as a liability for financial accounting purposes) have elapsed following delivery of shares of Common Stock subject to the Stock Award, unless otherwise specifically provided by the Board.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall proportionately and appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)    Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i)    Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii)    Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)    Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)    Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive, in the Board’s discretion, such cash consideration (including no consideration) as the Board may consider appropriate, in such form as may be determined by the Board, including a payment equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d)    Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement approved by the Board between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION	OR SUSPENSION OF THE PLAN.

(a)    Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on December 15, 2025. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date.

12.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)    “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without the receipt of consideration” by the Company.

(d)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a

Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)    the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation; or

(iv)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries (in each case as determined by the Board in its sole discretion), other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(g)    “Common Stock” means the common stock of the Company.

(h)    “Company” means Akcea Therapeutics, Inc., a Delaware corporation.

(i)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(j)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director, or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(k)    “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)    the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company (other than a distribution of the shares by Ionis to the Ionis stockholders);

(iii)    the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l)    “Director” means a member of the Board.

(m)    “Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(n)    “Effective Date” means the effective date of this Plan, which is the earlier of (i) the date that this Plan is first approved by the Company’s stockholders, or (ii) the date this Plan is adopted by the Board.

(o)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(p)    “Entity” means a corporation, partnership, limited liability company or other entity.

(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(s)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)    Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(t)    “Incentive Stock Option” means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u)    “Nonstatutory Stock Option” means an Option that does not qualify as an Incentive Stock Option.

(v)    “Officer” means any person designated by the Company as an officer.

(w)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(x)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(y)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(z)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(aa)    “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(bb)    “Plan” means this Akcea Therapeutics, Inc. 2015 Equity Incentive Plan.

(cc)    “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(dd)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ee)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ff)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(gg)    “Securities Act” means the Securities Act of 1933, as amended.

(hh)    “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(ii)    “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(jj)    “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, or a Stock Appreciation Right.

(kk)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ll)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(mm)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.